UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

US AIRWAYS GROUP, INC.
(Name Of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

April 16, 2007

To Our Stockholders:

On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders of US Airways Group, Inc. to be held at the Radisson Plaza — Warwick Hotel Philadelphia, 1701 Locust Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 15, 2007, at 9:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Representatives from our independent registered public accounting firm, KPMG LLP, will be present to respond to appropriate questions from stockholders.

If you plan to attend the Annual Meeting and are a stockholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each stockholder of record.

If you are unable to attend the Annual Meeting in person, it is very important that your shares be represented, and we request that you complete, date, sign and return the enclosed proxy card or vote by telephone or over the Internet as directed on the enclosed proxy card at your earliest convenience. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes personally at the meeting.

All stockholders now have the option to register for and receive copies of our proxy statement, annual reports and other stockholder materials electronically. All stockholders (record and street name) can save us the cost of printing and mailing these documents by visiting our website at www.usairways.com under “About US” — “Investor Relations” — “Shareholder Information” and following the instructions on how to sign up for electronic delivery of stockholder materials.

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Sincerely,

W. Douglas Parker
Chairman of the Board and
Chief Executive Officer

US AIRWAYS GROUP, INC.
111 WEST RIO SALADO PARKWAY
TEMPE, ARIZONA 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 15, 2007

April 16, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of US Airways Group, Inc., a Delaware corporation, will be held at the Radisson Plaza — Warwick Hotel Philadelphia, 1701 Locust Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 15, 2007, at 9:30 a.m. local time, for the purposes of considering and voting upon:

1. A proposal to elect three directors in Class II to serve until the 2010 Annual Meeting of Stockholders;

2. A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of US Airways Group for the fiscal year ending December 31, 2007;

3. A proposal to consider and vote upon a stockholder proposal relating to disclosure of political contributions; and

4. Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. You must have been a stockholder of record at the close of business on March 26, 2007 to vote at the Annual Meeting. If you do not expect to attend the meeting in person, you are requested to vote either: (i) by telephone as directed on the enclosed proxy card; (ii) over the Internet as directed on the enclosed proxy card; or (iii) by completing, signing and dating the enclosed proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Voting by phone, Internet or mail will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership as of March 26, 2007 and a proxy to vote the shares from the intermediary.

By Order of the Board of Directors,

Caroline B. Ray
Corporate Secretary

Tempe, Arizona
April 16, 2007

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY INDICATE YOUR VOTING INSTRUCTIONS EITHER: (i) BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD; (ii) OVER THE INTERNET AS DIRECTED ON THE ENCLOSED PROXY CARD; OR (iii) ON THE ENCLOSED PROXY CARD BY SIGNING, DATING AND RETURNING IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

US AIRWAYS GROUP, INC.
111 West Rio Salado Parkway
Tempe, Arizona 85281

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2007

We are furnishing this Proxy Statement to the stockholders of US Airways Group, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2007 Annual Meeting of Stockholders and any adjournments of that meeting. The Annual Meeting will be held at the Radisson Plaza — Warwick Hotel Philadelphia, 1701 Locust Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 15, 2007 at 9:30 a.m., local time. When used in this Proxy Statement, the terms “we,” “us,” “our,” and “the Company” refer to US Airways Group, Inc. and its consolidated subsidiaries, while “US Airways Group” refers to US Airways Group, Inc.

The approximate date on which we are first sending this Proxy Statement and the accompanying proxy card(s) is April 16, 2007.

INFORMATION CONCERNING SOLICITATION AND VOTING

General	The securities that can be voted at the Annual Meeting consist of our common stock, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders.

Record Date	The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 26, 2007.

Outstanding Shares	On the record date, we had 91,403,532 shares of our common stock outstanding and eligible to be voted at the Annual Meeting.

Quorum and Approval Requirements	The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote).

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

In voting with regard to the proposals to (i) ratify the Audit Committee’s appointment of the independent registered public accounting firm (Proposal 2) and (iii) consider and vote upon a stockholder proposal relating to disclosure of political contributions (Proposal 3), stockholders may vote in favor of each of the proposals or against each of the proposals or may abstain from voting. The vote required to approve each of Proposal 2 and Proposal 3 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on each of the proposals at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against each of the proposals.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 1 and Proposal 2 are discretionary. Member brokerage firms that do not receive instructions from their clients as to “non-discretionary” proposals cannot vote on the non-discretionary proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast in determining the outcome of any proposal. We believe that Proposal 3 is non-discretionary.

As of March 26, 2007, our directors and executive officers, together with stockholders Eastshore Aviation, LLC (“Eastshore”) and PAR Investment Partners, L.P. (“PAR”), beneficially owned or controlled approximately 10,919,823 shares of our common stock, constituting approximately 11.8% of the outstanding common stock.

Voting of Proxies	You should specify your choices with regard to each of the proposals either: (i) by telephone as directed on the enclosed proxy card; (ii) over the Internet as directed on the enclosed proxy card; or (iii) on the enclosed proxy card by signing, dating and returning it in the accompanying postage-paid envelope. All properly executed proxies received by us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted in the voting instructions. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm and “AGAINST” the stockholder proposal relating to disclosure of political contributions. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment.

Revocability of Proxies	Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

• giving notice of revocation to Caroline B. Ray, our Corporate Secretary, at US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281 (by mail or overnight delivery);

• executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;

• voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting; or

• voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as employed by the beneficial owner’s brokerage firm. In addition, if you hold your shares in street name, you must have a proxy from the record holder of the shares to vote in person at the Annual Meeting.

Solicitation of Proxies	In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

Inspector of Election	All votes at the Annual Meeting will be counted by ADP Investor Communication Services, our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholder Proposals	Under applicable proxy rules, proposals of stockholders that are intended to be presented at our Annual Meeting of Stockholders in 2008 must be received by us not later than December 17, 2007 (120 days prior to the anniversary of this year’s mailing date) in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to our Amended and Restated Bylaws, in order for a proposal to be brought before an annual meeting by a stockholder, other than proposals to be included in the proxy statement, the stockholder must deliver proper notice to us not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For the 2008 Annual Meeting of Stockholders, notice must be delivered no sooner than January 16, 2008 and no later than February 15, 2008. Stockholders are advised to review our Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Electronic Delivery of Proxy Materials	All stockholders now have the option to register for and receive copies of our proxy statements, annual reports and other stockholder materials electronically. All stockholders (record and street name) can save us the cost of printing and mailing these documents by visiting our website at www.usairways.com under “About US” — “Investor Relations” — “Shareholder Information” and following the instructions on how to sign up for electronic delivery of stockholder materials.

Householding of Proxy Materials	The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, or contact Caroline B. Ray at (480) 693-0800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report and Available Information	The annual report to stockholders accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our annual report on Form 10-K for the year ended December 31, 2006, including financial statements but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 15, 2007, by (i) each of our directors and nominees for director, (ii) each of the individuals named in the Summary Compensation Table in this Proxy Statement and (iii) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except as otherwise noted.

	Common Stock Beneficially Owned (1)
Name and	Number		Percent
Relationship to Company	of Shares		of Class

W. Douglas Parker	486,283	(2)	*
Chairman of the Board and Chief Executive Officer
J. Scott Kirby	99,411	(3)	*
President
Derek J. Kerr	17,118	(4)	*
Senior Vice President and Chief Financial Officer
C. A. Howlett	36,299	(5)	*
Senior Vice President — Public Affairs
Elise R. Eberwein	18,334	(6)	*
Senior Vice President — People, Communication and Culture
Alan W. Crellin	42,000	(7)	*
Former Executive Vice President — Operations
Jeffrey D. McClelland	44,495	(8)	*
Former Executive Vice President and Chief Administrative Officer
Bruce R. Lakefield	4,125	(9)	*
Vice Chairman and Director
Richard A. Bartlett	2,927,458	(10)	3.2%
Director
Herbert M. Baum	22,687	(11)	*
Director
Matthew J. Hart	7,831	(12)	*
Director
Richard C. Kraemer	42,188	(13)	*
Director
Cheryl G. Krongard	4,125	(14)	*
Director
Denise M. O’Leary	28,128	(15)	*
Director
George M. Philip	4,125	(16)	*
Director
Edward L. Shapiro	7,022,610	(17)	7.7%
Director
J. Steven Whisler	23,820	(18)	*
Director
All directors and executive officers as a group (18 persons)	10,841,037	(19)	11.8%

*	Represents less than one percent of the outstanding shares of our common stock.

(1)	Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of our common stock that may be issued upon the exercise of stock options and stock appreciation rights that are exercisable within 60 days of February 15, 2007 and restricted stock units that vest within 60 days of February 15, 2007. Pursuant to SEC regulations, all shares not currently outstanding which are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

(2)	Includes 20,160 shares held directly and 466,123 shares underlying stock options that are exercisable within 60 days of February 15, 2007. Excludes 176,875 unvested restricted stock units held by the individual.

(3)	Includes 99,411 shares underlying stock options that are exercisable within 60 days of February 15, 2007. Excludes 52,300 unvested restricted stock units held by the individual.

(4)	Includes 17,118 shares underlying stock options that are exercisable within 60 days of February 15, 2007. Excludes 19,400 unvested restricted stock units held by the individual.

(5)	Includes 36,299 shares underlying stock options that are exercisable within 60 days of February 15, 2007. Excludes 19,400 unvested restricted stock units held by the individual.

(6)	Includes 18,334 shares underlying stock appreciation rights that are exercisable within 60 days of February 15, 2007. Excludes 16,200 unvested restricted stock units held by the individual.

(7)	Includes 42,000 shares underlying vested restricted stock units, which shares will be received six months from the his termination date of November 15, 2006, in accordance with the requirements of Section 409A of the Internal Revenue Code.

(8)	Includes 3,040 shares held directly and 41,455 shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(9)	Consists entirely of shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(10)	Includes 2,923,333 shares held by Eastshore Aviation, LLC, as to which Mr. Bartlett shares voting and investment power. Mr. Bartlett disclaims beneficial ownership of the shares held by Eastshore Aviation, LLC except to the extent of his indirect pecuniary interest in the shares. Also includes 4,125 shares underlying stock options that are exercisable within 60 days of February 15, 2007. Mr. Barlett’s address is c/o Eastshore Aviation, LLC, W6390 Challenger Drive, Suite 203, Outagamie Airport, Appleton WI 54914.

(11)	Includes 2,062 shares held directly and 20,625 shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(12)	Includes 1,500 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children, and 3,781 shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(13)	Includes 16,615 shares held directly and 25,573 shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(14)	Consists entirely of shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(15)	Includes 1,318 shares held directly and 26,810 shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(16)	Consists entirely of shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(17)	Includes 7,018,485 shares held by PAR Investment Partners, L.P. Mr. Shapiro is a Vice President and a shareholder of PAR Capital Management, Inc. PAR Capital Management, Inc. is the general partner of PAR Group, L.P., which is the general partner of PAR Investment Partners, L.P. Mr. Shapiro disclaims beneficial ownership of all of these shares. Also includes 4,125 shares underlying stock options that are exercisable within 60 days of February 15, 2007. Mr. Shapiro’s address is c/o US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe Arizona 85281.

(18)	Includes 309 shares held directly, 412 shares held indirectly through a revocable family trust and 23,099 shares underlying stock options that are exercisable within 60 days of February 15, 2007.

(19)	Includes 10,031,784 shares held directly, including the shares beneficially owned by Messrs. Bartlett and Shapiro, as to which beneficial ownership is disclaimed, 412 shares held by a trust for which a director is a trustee and 809,253 shares underlying stock options or stock appreciation rights that are exercisable within 60 days of February 15, 2007. Excludes 291,175 unvested restricted stock units held by our executive officers and directors as a group.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of US Airways Group, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class

FMR Corp.	13,017,210	(1)	14.3%
82 Devonshire Street
Boston, MA 02109
PAR Investment Partners, L.P.	7,018,485	(2)	7.7%
One International Place Suite 2401 Boston, MA 02109
Wellington Management Company, LLP	6,798,121	(3)	7.4%
75 State Street
Boston, MA 02109
Trafelet & Company, LLC	5,203,000	(4)	5.7%
900 Third Avenue
5th Floor
New York, NY 1002

(1)	The amount shown and the following information is derived from Amendment No. 3 to the Schedule 13G filed by FMR Corp. (“FMR”), reporting beneficial ownership as of December 31, 2006. According to the amended Schedule 13G, FMR has sole voting power over 1,297,000 of the shares and sole dispositive power over 13,017,210 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 12,391,810 of the shares, or 13.6%; Fidelity Growth Company Fund, an investment company, is the beneficial owner of 4,614,250 of the shares or 5.0%; Fidelity Management Trust Company, a wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is the beneficial owner of 18,300 of the shares; Pyramis Global Advisors, LLC, a indirect wholly-owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 19,800 of the shares; Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 443,600 of the shares; and Fidelity International Limited, a qualified institution under Section 13d-1(b)(1) of the Exchange Act, is the beneficial owner of 143,700 of the shares. The amended Schedule 13G also indicates that Edward C. Johnson 3d, the Chairman of FMR, has sole dispositive power over 12,391,810 of the shares. The amended Schedule 13G reports that the number of shares owned includes 219,689 shares of common stock resulting from the assumed conversion of $5,300,000 principal amount of US Airways Group 7% Senior Convertible Notes due 2020 issued on September 30, 2005 (41.4508 shares of common stock for each debenture).

(2)	The amount shown and the following information is derived from Amendment No. 2 to the Schedule 13D filed by PAR, reporting beneficial ownership as of February 13, 2007. According to the amended Schedule 13D, PAR has sole voting and dispositive power over the shares. PAR Group, L.P. holds sole voting and dispositive power over the shares. PAR Capital Management, Inc. holds sole voting and dispositive power over the shares. The amended Schedule 13D identifies Paul A. Reeder, III as the President and sole director of PAR Capital Management and each of Frederick S. Downs, Jr., Arthur G. Epker, III and Edward L. Shapiro as a Vice President and a shareholder of PAR Capital Management.

(3)	The amount shown and the following information is derived from the Amendment No. 4 to the Schedule 13G filed by Wellington, reporting beneficial ownership as of December 31, 2006. According to the amended Schedule 13G, Wellington, a registered investment advisor, has shared voting power over 1,124,922 of the shares and shared dispositive power over 6,798,121 shares.

(4)	The amount shown and the following information is derived from the Amendment No. 1 to the Schedule 13G filed by Trafelet & Company, LLC (“Trafelet”), reporting beneficial ownership as of December 31, 2006. According to the amended Schedule 13G, Trafelet has shared voting and dispositive power over the shares. The amended Schedule 13G also indicates that Remy W. Trafelet, who is the managing member of Trafelet, has shared voting and dispositive power over the shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Election of Directors	The Board of Directors currently consists of eleven members. All of the directors were appointed on September 27, 2005 pursuant to the terms of our merger agreement with America West Holdings Corporation (“America West Holdings”), except Richard A. Bartlett, Edward L. Shapiro and Matthew J. Hart. Messrs. Bartlett and Shapiro were appointed to the Board of Directors on September 29, 2005 pursuant to the terms of our stockholders agreements with Eastshore and PAR, respectively. On June 28, 2006, Mr. Hart was elected by the Board of Directors as a director in Class I to fill a vacancy in that Class. All directors are also directors of our principal operating subsidiaries, America West Airlines, Inc. (“AWA”) and US Airways, Inc. (“US Airways”). Each of the nominees is currently a director of US Airways Group, and there are no family relationships among the directors and executive officers.

The Corporate Governance and Nominating Committee of our Board of Directors reviewed the director nominees with respect to their independence and general qualifications. Upon the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated Denise M. O’Leary, George M. Philip and J. Steve Whisler to serve as directors in Class II. Richard P. Schifter, a former director in Class II, tendered his resignation from the Board of Directors on November 13, 2006. On April 19, 2006, Robert A. Milton, a former director in Class III, resigned from our Board of Directors as required by the terms of our stockholders agreement with ACE Aviation Holdings, Inc. (“ACE”) due to the decrease in ACE’s holdings of our common stock below the threshold set forth in the agreement.

If re-elected as a director at the Annual Meeting, each of the nominees would serve a three-year term expiring at the 2010 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. In addition, if each of these nominees is elected, the Board will consist of eleven members divided into three classes as follows: four members in Class III (terms expiring in 2008), four members in Class I (terms expiring in 2009) and three members in Class II (terms expiring in 2010). Class II will consist of three directors until the Board finds an appropriate candidate to fill the vacant seat in that Class resulting from Mr. Shifter’s departure. Stockholders may only vote their shares to elect three persons as directors in Class II at the 2007 Annual Meeting of Stockholders.

Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of the substitute nominee or nominees), or allow the vacancies to remain open until a suitable candidate or candidates are located.

Mr. Philip has served as a director of US Airways Group since 2004. Ms. O’Leary and Mr. Whisler have served as directors of US Airways Group since September 27, 2005, the effective date of the merger.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to re-elect Denise M. O’Leary, George M. Philip and J. Steven Whisler as directors in Class II for a three-year term expiring at the 2010 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Directors and Director Nominees	Set forth below is certain information as of February 15, 2007 regarding our director nominees and directors, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age

Director Nominees	The three director nominees are listed below.

Denise M. O’Leary (Class II) (Audit and Compensation and Human Resources Committees)	Ms. O’Leary has been a private investor in early stage companies since 1996. Ms. O’Leary has served as a director of America West Holdings and AWA since 1998 and became a member of the Board of US Airways Group and US Airways on September 27, 2005 upon the effectiveness of the merger. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an Associate and then as a General Partner. She serves as a director of Medtronic, Inc. Additionally, she is a member of the Board of Directors of Stanford Hospital and Clinics and the Board of Directors of the Lucile Packard Children’s Hospital. Age 49.

George M. Philip (Class II) (Audit and Corporate Governance and Nominating Committees)	Mr. Philip has served as the Executive Director of the New York State Teachers’ Retirement System since 1995. He has also served as Chief Investment Officer of the New York State Teachers’ Retirement System since 1992. Mr. Philip served as the Assistant Executive Director of the New York State Teachers’ Retirement System from 1992 to 1995 and as Chief Real Estate Investment Officer from 1988 to 1992. Mr. Philip has served in various positions with the New York State Teachers’ Retirement System from 1971. Mr. Philip is the past President of the Executive Committee of the National Council on Teacher Retirement. He also served as past Chair of the Council of Institutional Investors. Mr. Philip also serves as Chair of the University of Albany Council, Vice Chair of the St. Peter’s Hospital Board of Directors, Chair of the Catholic Health East Investment Committee, and Chair of the St. Peter’s Hospital Investment Committee. Mr. Philip serves on the NYSE Pension Managers Advisory Committee and the State Academy of Public Administration. He is a past member of the Board of Directors of the Saratoga Performing Arts Center. Mr. Philip has served as a director of US Airways Group and US Airways since 2004 and as a director of America West Holdings and AWA since September 27, 2005. Age 59.

J. Steven Whisler (Class II) (Corporate Governance and Nominating and Finance Committees)	Mr. Whisler is Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company. Mr. Whisler has served as a director of America West Holdings and AWA since 2001. Mr. Whisler became a member of the Board of US Airways Group and US Airways on September 27, 2005 upon the effectiveness of the merger. Mr. Whisler has served as Chairman of Phelps Dodge since May 2000 and as Chief Executive Officer since January 2000. He served as President from December 1997 until November 2003. From December 1997 until January 2000, Mr. Whisler served as Chief Operating Officer of Phelps Dodge. From 1991 until 1998, Mr. Whisler served as President of Phelps Dodge Mining Company, a division of Phelps Dodge. Mr. Whisler serves as a director of Phelps Dodge and Burlington Northern Santa Fe Corporation. Age 52.

Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age

Continuing Directors	The eight directors whose terms will continue after the Annual Meeting and will expire at the 2008 Annual Meeting (Class III) or the 2009 Annual Meeting (Class I) are listed below.

W. Douglas Parker (Class III) (Labor Committee)	Mr. Parker has served as Chairman of the Board and Chief Executive Officer of US Airways Group and US Airways since September 27, 2005, the effective date of the merger. Mr. Parker also served as President of US Airways Group and US Airways from September 27, 2005 to October 1, 2006. Mr. Parker has served as Chairman of the Board and Chief Executive Officer of America West Holdings and as Chairman of the Board and Chief Executive Officer of AWA since September 2001, and has served as a director of America West Holdings and AWA since 1999. Mr. Parker also served as President of America West Holdings and AWA from September 2001 to October 1, 2006. Mr. Parker joined America West Holdings as Senior Vice President and Chief Financial Officer in June 1995. He was elected President of AWA in May 2000 and Chief Operating Officer of AWA in December 2000. Mr. Parker serves on the Board of Directors of Clear Channel Outdoor. Age 45.

Bruce R. Lakefield (Class III) (Finance and Labor Committees)	Mr. Lakefield served as President and Chief Executive Officer of US Airways Group and US Airways from April 2004 until completion of the merger and has served as a director of US Airways Group and US Airways since 2003. Since the merger, Mr. Lakefield has served as Vice Chairman of the Board of US Airways Group, US Airways, America West Holdings and AWA. Mr. Lakefield served as Chairman and Chief Executive Officer of Lehman Brothers International from 1995 until 1999. He has served as a Senior Advisor to the Investment Policy Committee of HGK Asset Management from 2000 until April 2004. Mr. Lakefield serves as a member of the board of directors of Magic Media, Inc. and Garner, PLC. Age 63.

Richard A. Bartlett (Class III) (Finance Committee)	Mr. Bartlett serves as a managing director and principal of Resource Holdings Ltd., which is a merchant banking firm in New York City. Mr. Bartlett has worked at Resource Holdings Ltd. in various positions since 1985. Mr. Bartlett is also one of the owners of Eastshore Aviation, LLC. Mr. Bartlett became a member of the Board of US Airways Group, US Airways, America West Holdings and AWA on September 29, 2005 pursuant to the stockholder agreement with Eastshore. Mr. Bartlett serves on the board of several private companies, including Air Wisconsin Airlines Corporation, where he is chairman of the Board and a significant stockholder. Age 49.

Edward L. Shapiro (Class III) (Compensation and Human Resources and Finance Committees)	Mr. Shapiro is a Vice President and partner at PAR Capital Management, Inc. He joined PAR Capital Management in 1997. Mr. Shapiro served as Vice President of Wellington Management Company from 1990 to 1997. Mr. Shapiro became a member of the Board of US Airways Group, US Airways, America West Holdings and AWA on September 29, 2005 pursuant to the stockholder agreement with PAR. Mr. Shapiro has served as a member of the Board of Directors of Legend Films, a private film colorization company, since 2004. Mr. Shapiro also has served on the Children’s Hospital Boston Trust Board since November 2004. Age 42.

Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age

Herbert M. Baum (Class I) (Compensation and Human Resources and Labor Committees)	Mr. Baum retired as Chairman of the Board, President and Chief Executive Officer of the Dial Corporation, a manufacturer and marketer of consumer products, in April 2005. Mr. Baum has served as a director of America West Holdings and AWA since 2003 and became a member of the Board of US Airways Group and US Airways on September 27, 2005 upon the effectiveness of the merger. Mr. Baum served as President and Chief Operating Officer of Hasbro, Inc., a manufacturer and marketer of toys, from January 1999 to August 2000. Mr. Baum also served as Chairman and Chief Executive Officer of Quaker State Corporation, a producer and marketer of motor oils and lubricants, from 1993 to 1999. From 1978 to 1992, Mr. Baum was employed by Campbell Soup Company, a manufacturer and marketer of food products, and, in 1992, was named President of Campbell — North and South America. Mr. Baum also is a director of Meredith Corporation, PepsiAmericas, Inc. and Playtex Products. He also serves on the Board of Directors of the International Swimming Hall of Fame and Petsmart Charities Inc. Age 70.

Matthew J. Hart (Class I) (Audit Committee)	Mr. Hart has served as President and Chief Operating Officer of Hilton Hotels Corporation since May 2004. He served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Before joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company, and was Executive Vice President and Chief Financial Officer for Host Marriott Corp. Mr. Hart was appointed to the Board of Directors of US Airways Group, US Airways, America West Holdings and AWA in June 2006, and previously served on the Board of Directors of America West Holdings and AWA from May 2004 until the completion of the merger in September 2005. He serves on the Board of Directors of Hilton Hotels Corporation and Kilroy Realty Corporation, as well as Heal the Bay, a non-profit organization. Age 54.

Richard C. Kraemer (Class I) (Audit, Compensation and Human Resources, and Corporate Governance and Nominating Committees)	Mr. Kraemer is President of Chartwell Capital, Inc., a private investment company, and has served as a director of America West Holdings and AWA since 1992 and became a member of the Board of US Airways Group and US Airways on September 27, 2005 upon the effectiveness of the merger. Age 63.

Cheryl G. Krongard (Class I) (Compensation and Human Resources Committee)	Ms. Krongard retired in 2004 as a Senior Partner of Apollo Management, L.P. Ms. Krongard was the Chief Executive Officer of Rothschild Asset Management from 1994 to April 15, 2000. She served as Senior Managing Director for Rothschild North America from 1994 until 2000. She serves on the Board of Directors of the Iowa State University Foundation and is a lifetime governor elected in 1997. Ms. Krongard is also a member of the Dean’s Advisory Council, Iowa State University College of Business, and a Trustee of the Mount Sinai Medical Center. Ms. Krongard also serves as a director of Educate, Inc., a publicly traded company engaged in tutoring and learning (formerly Sylvan Learning) and as a director of Legg Mason, Inc. a publicly traded company engaged in asset management. Ms. Krongard has served as a director of US Airways Group and US Airways since 2003 and as a director of America West Holdings and AWA since September 27, 2005. Age 51.

INFORMATION ABOUT OUR BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Corporate Governance Guidelines	Our Board of Directors has adopted Corporate Governance Guidelines to facilitate our mission and to set forth general principles and policies by which the Board of Directors will manage its affairs. The Governance Guidelines are reviewed annually by the Corporate Governance and Nominating Committee. The Governance Guidelines are summarized below, and the full text of the Governance Guidelines are posted on our website at www.usairways.com. We will also provide a copy of the Governance Guidelines to stockholders upon written request to Caroline B. Ray, Corporate Secretary, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281.

Director Independence	The Governance Guidelines contain standards for determining director independence that meet or exceed the existing listing standards adopted by the SEC and NYSE. The Governance Guidelines define an “independent” director as one who:

• the Board has affirmatively determined not to have a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us);

• is not a member of our management or our employee and has not been a member of our management or our employee for a minimum of three years;

• is not, and in the past three years has not been, affiliated with or employed by a present or former auditor of US Airways Group (or of an affiliate);

•   is not, and in the past three years has not been, part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another company that concurrently employs the director;

• has no immediate family members meeting the descriptions set forth in the above bullets; and

• satisfies any additional requirements for independence promulgated from time to time by the NYSE.

The Governance Guidelines also note that the Board will also consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between us and a director. The Corporate Governance and Nominating Committee reports annually to the full Board on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertook an annual review of director independence. During this review, the Committee and the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family, and us and our subsidiaries and affiliates. The Committee and the Board of Directors also examined transactions and relationships between directors or their affiliates, and members of our senior management or their affiliates. For Matthew J. Hart, the Committee and the Board of Directors discussed arms-length, commercial transactions between us and our subsidiaries and Hilton and its affiliates involving lease agreements for crew accommodations, all of which are entered into pursuant to a competitive bid process, a Dividend Miles purchase agreement for the Hilton HHonors Worldwide guest reward program, and hotel room purchase agreements between various Hilton-affiliated hotels and US Airways Vacations. As provided in the Governance Guidelines, the purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that a director is independent.

Based on this review, the Board of Directors affirmatively determined that all of our directors are independent of us and our management under the standards set forth in the Governance Guidelines and under the NYSE listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer, Mr. Lakefield, our Vice-Chairman, and Mr. Bartlett. All of the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance and Nominating Committee members are independent under the standards set forth in the Governance Guidelines and under NYSE listing standards.

Board Purpose and Structure Board Meetings	Our Board of Directors establishes our broad policies and is responsible for our overall performance. If each of the nominees for election as a director is elected, the Board of Directors will consist of eleven members divided into three classes as follows: four in Class III (terms expiring in 2008), and four in Class I (terms expiring in 2009) and three in Class II (terms expiring in 2010). Each member of the Board of Directors also is a member of the Board of Directors of US Airways, America West Holdings and AWA. The Board of Directors conducts its business through meetings of the full Board and through committees of the Board of Directors. During 2006, our Board of Directors held 15 meetings.

Board Committees	In 2006, each incumbent director attended at least 75% of the aggregate number of meetings of the Board held during the period for which he or she has been a director and of the committees on which he or she served. The Board of Directors currently has five standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Labor Committee.

The Audit Committee currently is comprised of four non-employee directors, Ms. O’Leary (Chair) and Messrs. Hart, Kraemer and Philip. In 2006, the Audit Committee met ten times. The Audit Committee oversees our internal accounting function and oversees and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. A copy of the Audit Committee charter is available on our web site at www.usairways.com. We will also provide a copy of the charter to stockholders upon request.

The Board of Directors has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, NYSE listing standards and our Governance Guidelines and have accounting and related financial management expertise within the meaning of NYSE listing standards. In addition, the Board of Directors has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations.

The Compensation and Human Resources Committee currently is comprised of five non-employee directors, Messrs. Baum (Chair), Kraemer and Shapiro, Ms. Krongard and Ms. O’Leary. The Compensation and Human Resources Committee met 11 times in 2006. The Compensation and Human Resources Committee reviews and approves the compensation for our executive officers. The Compensation and Human Resources Committee also administers our 2005 Equity Incentive Plan and other employee benefit plans. A copy of the Compensation and Human Resources Committee charter is available on our web site at www.usairways.com.

We will also provide a copy of the charter to stockholders upon request. The Board of Directors has determined that all members of the Compensation and Human Resources Committee are independent within the meaning of NYSE listing standards and our Governance Guidelines, and are outside directors within the meaning of Section 162(m) of the Internal Revenue Code.

Compensation and Human Resources Committee Process for Executive Compensation

Our Compensation and Human Resources Committee’s charter gives the committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Committee is responsible for reviewing and approving the compensation and other terms of employment of our Chief Executive Officer and for evaluating his performance. The Committee is also responsible for reviewing and approving the compensation and other terms of employment of the other executive officers, with input from the Chief Executive Officer. The Committee periodically reviews and assesses the performance of our executive officers, with input from individual members of senior management, the full Board of Directors, and any other appropriate persons. The Committee administers our incentive plans and approves awards under those plans, determines the general design of non-executive compensation plans, and makes recommendations to the Board regarding changes to our executive compensation and benefit plans. The Committee is also responsible for our significant human resources policies and for succession planning, as well as oversight of our workforce diversity and labor relations.

The Compensation and Human Resources Committee has the authority to delegate its duties to subcommittees, but to date has not done so. The Committee has delegated a limited amount of its authority to administer, interpret and amend our general employee benefit plans to our senior-most human resources officer, but did not delegate the authority to approve changes that would materially change the cost of the plans, or any authority regarding our incentive compensation plans or nonqualified deferred compensation arrangements.

At the beginning of each calendar year, our Compensation and Human Resources Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates our executive officers’ individual performance and approves the Compensation and Human Resources Committee’s report for our proxy statement. In the spring of each year the Committee generally makes annual equity grants. Our Compensation and Human Resources Committee generally meets in the fourth quarter of each calendar year to consider and approve any increases to salaries for officers. Throughout the year as needed, the Compensation and Human Resources Committee approves internal promotions and new hires, establishes salaries and makes equity grants for our officers. The Compensation and Human Resources Committee also monitors and evaluates our benefit plans and agreements with executive officers and management employees throughout the year and makes adjustments as needed.

Our Compensation and Human Resources Committee generally receives proposals and information from our Chief Executive Officer, our senior-most human resources officer and compensation consultants for its consideration regarding officer and director compensation. Our Compensation and Human Resources Committee has authority to retain and terminate any outside advisors, such as compensation consultants, and to determine their compensation. In 2005 and 2006, PayCraft Consulting, a division of Organizational Concepts Int’l, a compensation consultant, was engaged on behalf of the Compensation and Human Resources Committee to assist in evaluating our executive compensation program in light of the merger. Specifically, PayCraft was asked to perform a competitive review of our total compensation, review alternative equity compensation strategies and recommend equity allocation for our annual grants in 2006 and summarize change in control agreements of other airlines.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation and Human Resources Committee.

The Corporate Governance and Nominating Committee currently is comprised of three non-employee directors, Messrs. Kraemer (Chair), Philip and Whisler. The Corporate Governance and Nominating Committee met eight times in 2006. The Corporate Governance and Nominating Committee oversees all aspects of our corporate governance functions on behalf of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board the selection of director nominees, reviewing and assessing our Governance Guidelines and overseeing the monitoring and evaluation of our corporate governance practices. The Corporate Governance and Nominating Committee’s role includes oversight of the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance. A copy of our Corporate Governance and Nominating Committee charter is available on our web site at www.usairways.com. We will also provide a copy of the charter to stockholders upon request.

The Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent within the meaning of NYSE listing standards and our Governance Guidelines.

Corporate Governance and Nominating Committee Process for Director Compensation

Our Corporate Governance and Nominating Committee’s charter gives the committee the authority and responsibility for reviewing the compensation of our non-employee directors and making recommendations regarding changes to the full Board.

Our Corporate Governance and Nominating Committee generally receives proposals and information from our Chief Executive Officer, outside consultants and publications, and consults with the Chairman of the Compensation and Human Resources Committee, in connection with its review of director compensation. Our Corporate Governance and Nominating Committee has authority to retain and terminate any outside advisors, such as compensation consultants, and to determine their compensation. In 2006, the Committee engaged Towers Perrin, an outside compensation consultant, to review the director compensation provided by three groups of companies: (1) airline and transportation companies, (2) cyclical businesses and (3) companies recently emerged from bankruptcy. The Committee asked the consultant to review the characteristics of each group and how those characteristics relate to compensation of non-employee directors, as well as general market data regarding the compensation that companies in each group provide to their non-employee directors. The consultant provided a report to the Committee for its review and consideration. Following a review and discussion of the report, the Committee determined to defer any changes in the non-employee director compensation structure until a later date.

Director Nominees

The Corporate Governance and Nominating Committee has a policy of considering candidates for membership to the Board of Directors that are nominated by stockholders in the same manner as candidates recommended by members of the Board of Directors.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to Richard C. Kraemer, Chairman of the Corporate Governance and Nominating Committee, US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee if nominated by the Corporate Governance and Nominating Committee and to serve as a director if elected.

In accordance with our Corporate Governance and Nominating Committee charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of our Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our stockholders. All qualified submissions are reviewed by the Corporate Governance and Nominating Committee at the next appropriate meeting.

In accordance with NYSE listing standards, we ensure that at least a majority of our Board of Directors is independent under the NYSE definition of independence, and that the members of the Board of Directors as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Human Resources and Corporate Governance and Nominating Committees.

If a stockholder wishes the Corporate Governance and Nominating Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then our Amended and Restated Bylaws require that written recommendations be received by us no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2008 Annual Meeting of Stockholders, notice must be delivered no sooner than January 16, 2008 and no later than February 15, 2008.

All of the current nominees for director in Class II recommended for election by the stockholders at the 2007 Annual Meeting are current members of the Board. In 2006, the Corporate Governance and Nominating Committee retained Spencer Stuart for assistance in identifying and/or evaluating potential director nominees. In evaluating candidates for director, the Corporate Governance and Nominating Committee uses the qualifications described above, and evaluates stockholder candidates in the same manner as candidates from all other sources. Based on the Corporate Governance and Nominating Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and his or her prior performance as a director, the Corporate Governance and Nominating Committee determined to recommend each director for re-election. The Corporate Governance and Nominating Committee has not received any nominations from stockholders for the 2007 Annual Meeting.

In addition, pursuant to their respective stockholder agreements, Eastshore and PAR each have the right to designate one individual to serve on the Board of Directors, and we have agreed to nominate that individual for election as long as the conditions described below are met. Messrs. Bartlett and Shapiro, each of whom is currently a director in Class III, are the individuals designated by Eastshore and PAR, respectively, following the merger. The Eastshore and PAR stockholders agreements provide that (i) for so long as the respective entity holds at least 35% of the number of shares of US Airways Group common stock acquired pursuant to its stockholders agreement (the “designating investor threshold”), that entity will be entitled to designate a director nominee for successive three-year terms, and (ii) if either entity’s stock ownership falls below the designating director threshold, the designee of that entity will serve the remainder of that designee’s term as a director, but that entity will no longer have the right to designate a director nominee under the stockholders agreement.

Pursuant to its stockholders agreement, ACE also had the right to designate one individual to serve on the Board of Directors. The ACE stockholders agreement provides that (i) for so long as ACE held at least 66.67% of the number of shares of US Airways Group common stock acquired pursuant to its investment agreement (the “ACE director threshold”), ACE was entitled to designate a director nominee for successive three-year terms, and (ii) if ACE’s stock ownership fell below the ACE director threshold, ACE was required to cause its director designee to resign from the Board of Directors. On April 13, 2006, ACE sold 1,750,000 shares of US Airways Group common stock to PAR, and as a result dropped below the ACE director threshold. Consequently, Mr. Milton, who was designated as a director by ACE, resigned from the Board on April 19, 2006.

The Finance Committee currently is comprised of four non-employee directors, Messrs. Whisler (Chair), Bartlett, Lakefield and Shapiro. The Finance Committee met 12 times in 2006. The Finance Committee assists the Board of Directors through oversight of our financial affairs, and recommends to the Board financial policies and courses of action, including operating and capital budgets, to accommodate our goals and operating strategies while maintaining a sound financial condition. A copy of our Finance Committee charter is available on our web site at www.usairways.com.

The Labor Committee currently is comprised of Messrs. Parker (Chair), Baum and Lakefield. The Labor Committee met five times in 2006. The Labor Committee meets with representatives of our labor organizations to discuss issues, ideas and concerns related to the labor organizations. A copy of our Labor Committee charter is available on our web site at www.usairways.com.

Presiding Director of Board Meetings in Executive Session	Pursuant to the Governance Guidelines and NYSE listing standards, our non-management directors meet periodically in executive session without the presence of management. The Chairman of the Corporate Governance and Nominating Committee serves as the Chairman of these executive sessions.

Annual Meeting Attendance	We do not have a policy regarding our director’s attendance at our Annual Meetings, and members of the Board of Directors are not required to attend. None of the directors other than Mr. Parker attended the 2006 Annual Meeting of Stockholders held on May 17, 2006.

Communications with the Board and Non-Management Directors	Stockholders and other interested parties may communicate directly with any of our senior management, our General Counsel, the independent members of the Board of Directors or any Chairman of a Board Committee, including the Chairman of executive sessions of non-management directors, by writing directly to those individuals at our principal executive office at 111 West Rio Salado Parkway, Tempe, Arizona 85281. Stockholder communications related to director candidate recommendations should be directed to Mr. Kraemer, the Chairman of the Corporate Governance and Nominating Committee. In addition, any concerns related to our financial or accounting practices may be communicated directly to Ms. O’Leary, the Chairman of the Audit Committee.

Board Self-Evaluation	The Corporate Governance and Nominating Committee conducts a periodic assessment of the performance of the Board of Directors, including Board Committees, and provides the results to the full Board for discussion. The purpose of the review is to increase the effectiveness of our Board of Directors as a whole and of each of our committees. The assessment includes evaluation of the Board of Directors and each Committee’s contribution as a whole, specific areas in which the Board of Directors, the Committee and/or management believe better contributions could be made, and overall Board and Committee composition and makeup. The Corporate Governance and Nominating Committee also annually considers and assesses the independence of directors, including whether a majority of the Board of Directors continues to be independent in both fact and appearance, within the meaning prescribed by our Governance Guidelines, NYSE listing standards and SEC regulations.

Code of Ethics	All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and our directors are required by our Code of Business Conduct and Ethics (“Code of Ethics”) to conduct our business in the highest legal and ethical manner. Our Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of SEC Regulation S-K. Our Code of Ethics also meets the requirements of a code of business conduct and ethics under NYSE listing standards. The full text of our Code of Ethics is available on our web site at www.usairways.com under the links “About US — Investor Relations — Corporate Governance.” We will also provide a copy of our Code of Ethics to stockholders upon request. We intend to post amendments to or waivers from the Code of Ethics as required by applicable rules at this location on our web site.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Retirement Policy	Under the Governance Guidelines, the Board has adopted a mandatory retirement age for all non-employee directors so that no non-employee director will be nominated to stand for reelection to the Board after attaining age 72.

EXECUTIVE OFFICERS

The following table lists our executive officers as of February 15, 2007. Each of the executive officers is also an executive officer of US Airways, America West Holdings and AWA.

Name	Age	Position

W. Douglas Parker	45	Chairman of the Board and Chief Executive Officer
J. Scott Kirby	39	President
Derek J. Kerr	42	Senior Vice President and Chief Financial Officer
C.A. Howlett	63	Senior Vice President — Public Affairs
Elise R. Eberwein	41	Senior Vice President — People, Communications and Culture
Janet Dhillon	44	Senior Vice President and General Counsel

Set forth below is certain information as of February 15, 2006 regarding our executive officers other than W. Douglas Parker, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

J. Scott Kirby, Age 39. Mr. Kirby joined AWA as Senior Director — Schedules and Planning in October 1995. In October 1997, Mr. Kirby was elected to the position of Vice President — Planning and in May 1998, he was elected to the position of Vice President — Revenue Management. In January 2000, he was elected to the position of Senior Vice President — E-Business and Technology of AWA. He was elected as Executive Vice President — Sales and Marketing of AWA in September 2001. Mr. Kirby served as Executive Vice President — Sales and Marketing of US Airways Group, US Airways, America West Holdings and AWA from the effective date of the merger on September 27, 2005 until his promotion to President of each entity on October 1, 2006.

Derek J. Kerr, Age 42. Mr. Kerr joined AWA as Senior Director — Financial Planning in April 1996. He was elected to the position of Vice President — Financial Planning and Analysis in May 1998. In February 2002, Mr. Kerr was elected Senior Vice President — Financial Planning and Analysis. He was elected as Senior Vice President and Chief Financial Officer of AWA and America West Holdings in September 2002, and has served as Senior Vice President and Chief Financial Officer of US Airways Group, US Airways, America West Holdings and AWA since the effective date of the merger on September 27, 2005.

C.A. Howlett, Age 63. Mr. Howlett joined AWA as Vice President — Public Affairs in January 1995. On January 1, 1997, he was elected Vice President — Public Affairs of America West Holdings. He was elected as Senior Vice President — Public Affairs of AWA and America West Holdings in February 1999. Mr. Howlett has served as Senior Vice President — Public Affairs of US Airways Group, US Airways, America West Holdings and AWA since the effective date of the merger on September 27, 2005.

Elise R. Eberwein, Age 41. Ms. Eberwein joined AWA in September 2003 as Vice President — Corporate Communications. Prior to joining AWA, Ms. Eberwein held various communications positions for three other airlines, including Denver-based Frontier Airlines where she served as Vice President, Communications from 2000 until she joined AWA. From September 27, 2005, the effective date of the merger, through October 2005, Ms. Eberwein served as Vice President — Corporate Communications of US Airways Group, US Airways, America West Holdings and AWA. She served as Senior Vice President — Corporate Communications of US Airways Group, US Airways, America West Holdings and AWA from November 2005 to September 2006, when she was appointed as Senior Vice President — People, Communications and Culture of each entity.

Janet Dhillon, Age 44. Ms. Dhillon joined US Airways in August 2004 as Managing Director and Associate General Counsel. In January 2005, she was promoted to Vice President and Deputy General Counsel of US Airways Group and US Airways. Effective upon the merger in September 2005, she was appointed Vice President and Deputy General Counsel of America West Holdings and AWA as well. In September 2006, Ms. Dhillon was promoted to Senior Vice President and General Counsel of US Airways Group, US Airways, America West Holdings and AWA. Prior to joining US Airways in 2004, Ms. Dhillon was counsel at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which she joined as an associate in 1991.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

The Compensation Committee

The Compensation and Human Resources Committee of the Board of Directors of US Airways Group (the “Compensation Committee”) administers our compensation program for all officers, including the named executive officers. The Compensation Committee was created following the September 27, 2005 merger of US Airways Group and America West Holdings Corporation, and is comprised of five independent directors.

Compensation Policies and Objectives

The principal objectives of our executive compensation program are to maximize stockholder value over time by:

•	attracting and retaining high-quality, results-oriented executives;

•	aligning the interests of employees and stockholders through stock-based compensation and annual and long-term performance incentive awards;

•	motivating executives to achieve strategic, operational and financial goals that are consistent with stockholder interests;

•	increasing the relative amount of compensation at risk as management responsibilities increase; and

•	providing a compensation package that recognizes both individual contributions and corporate performance.

Our executive compensation program is designed to reward individual performance that drives us towards our long-term and short-term goals. In 2006, the program consisted of base salaries, annual cash incentive awards, long-term cash incentive awards, equity awards, and other perquisites and employee benefits. Each element of the program focuses on rewarding individual performance in a different way, and is described in greater detail below. Beginning with the merger in September 2005 and throughout 2006, we faced the challenges of integrating the historic compensation practices of US Airways and America West, which were significantly different. Historically, America West focused its executive compensation on cash incentive awards, both annual and long-term, and on equity incentive awards, while US Airways’ executives received a larger proportion of fixed compensation in the form of salary and deferred compensation. Prior to the merger, Messrs. Parker, McClelland, Kirby, Kerr and Howlett and Ms. Eberwein were employees of America West, while Mr. Crellin was an employee of US Airways. In structuring the current executive compensation program, the Compensation Committee has focused on blending the two historic programs in a fair and equitable manner, keeping in mind the objectives set forth above. This process involves balancing the competing considerations of maximizing continuity and minimizing change from the executive’s perspective to foster retention, while creating a unified compensation program for the combined company.

We have entered into an employment agreement with Mr. Parker and assumed the pre-bankruptcy employment agreement, as modified, of Mr. Crellin. In addition, Messrs. Kirby, Howlett, McClelland and Kerr each entered into our form of Executive Change of Control and Severance Benefits Agreement for Senior Vice Presidents and officers of equal or higher rank, and Ms. Eberwein entered into our form of Executive Change of Control and Severance Benefits Agreement for Vice Presidents and officers of equal rank. Historically, America West only entered into an employment agreement with its Chief Executive Officer, and has entered into the Executive Change of Control and Severance Benefits Agreements with its other senior executives. On a going forward basis, the Compensation Committee expects to follow this model. US Airways, however, historically entered into employment agreements with all of its officers. Mr. Crellin, therefore, had an employment agreement that was in effect prior to the merger, and that was assumed, as modified, following emergence of the former US Airways from bankruptcy. The terms and conditions of these contractual obligations, which are described in the narrative to the Summary Compensation Table, affect the details and particulars of some of the compensation decisions made by the Compensation Committee.

The Compensation Committee retains independent consultants from time to time to analyze the competitiveness of our executive compensation relative to other major airlines and other public companies of comparable size. Following the merger of US Airways Group and American West Holdings, we retained PayCraft Consulting, a division of Organizational Concepts Int’l, on behalf of the Compensation Committee, to analyze the compensation of each of the legacy companies and determine an integrated overall compensation strategy going forward for the combined company. The resulting analysis compared the total compensation provided to our executives with the total compensation provided to similarly-situated executives at the following U.S. airlines: American Airlines, Alaska Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines, United Airlines, AirTran, JetBlue Airways, Southwest Airlines, Frontier, Comair, and ExpressJet, as well as companies with revenues of $1 billion to $10 billion in all other industries. Based on the analysis provided by the consultant, the Compensation Committee, in structuring our executive compensation program, has generally attempted to establish compensation levels consistent with those of other low cost carriers, but taking into account the level of responsibility of our senior executive officers as compared to similar positions at the other low cost carriers and our executives’ additional merger-related responsibilities.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to the chief executive officer or certain other executive officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). The Compensation Committee considers the impact of this rule when developing and implementing our executive compensation programs, and attempt to structure the programs to comply with these requirements. However, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs, and in some cases has adopted compensation components that do not meet the Section 162(m) requirements. While stock appreciation rights granted under the 2005 Equity Incentive Plan, stock options granted the 2002 Incentive Equity Plan and long-term incentive cash awards granted under the Performance-Based Award Plan are intended to qualify as “performance-based” (as defined in the Internal Revenue Code), amounts paid under our other compensation programs may not qualify.

The Compensation Committee also considers the manner in which compensation is treated for accounting purposes when developing and implementing our executive compensation programs. In particular, the Compensation Committee considers the accounting treatment of alternative forms of stock-based compensation under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Stock-Based Compensation,” when approving awards of stock-based compensation.

Base Salary

Base salaries are the most basic form of compensation and are integral to any employment arrangement. In keeping with our compensation policies and objectives as described above, base salary increases are focused on rewarding individual performance and competence. Base salary adjustments are based on several factors, including:

•	the executive’s level of responsibility and job classification;

•	the range of salaries for the particular level of executive in relation to that of the Chief Executive Officer;

•	general levels of market salary increases; and

•	the Compensation Committee’s evaluation of the performance of the executive over time.

The Compensation Committee’s strategy with respect to base salaries for our key salaried employees is (i) to avoid dramatic changes other than to make adjustments to reflect market movements and promotions, significant changes in responsibility and individual performance and (ii) to reduce the emphasis on fixed compensation by positioning base salaries below industry levels.

In November of 2005, the compensation consultant proposed that the Compensation Committee maintain the base salaries of our top executives at their pre-merger levels, the rationale being that the existing salaries for top executives were internally consistent and were competitive with the salary levels of competitor airlines, based on proxy filings for the most recent fiscal year. However, the consultant recommended increases in salary levels for various senior vice presidents and vice presidents to achieve internal consistency in salaries and increase the competitiveness of salaries for those executives as compared with the low-cost carrier that had the highest actual compensation at the vice president level. In addition to the recommendations of the consultant, the Compensation Committee also received recommendations from the Chief Executive Officer, Mr. Parker, and the Executive Vice President and Chief Administrative Officer, Mr. McClelland, for the salaries of the other executives, including Mr. Parker’s recommendation with respect to Mr. McClelland. Management’s recommendations were based upon a goal of normalizing the executive salary ranges for comparable positions between the two historic organizations, as well as taking into account the day-to-day performance and responsibilities of the respective individuals.

During 2005 and 2006, Mr. Parker continued to receive a base salary of $550,000 pursuant to his employment agreement. This amount reflects the minimum amount of base salary to which Mr. Parker is entitled under his employment agreement. At his own request, Mr. Parker’s base salary has not increased since September 2001.

Taking into account the compensation consultant’s recommendations and the recommendations of management, the Compensation Committee determined to increase the base salaries of each of the other named executive officers. The increased salaries take into account the additional job responsibilities assigned to each of the executives following the merger, as well as their additional duties related to the integration of the two companies following the merger. Each former America West officer also received an increase in part to compensate him or her for the elimination of previously provided automobile allowances. For former US Airways officers, the salary increases partly reflected restoration of pay reductions implemented in connection with US Airways’ bankruptcies. Consequently, in late 2005, the Compensation Committee increased Mr. McClelland’s annual base salary from $400,000 to $425,000, Mr. Kirby’s from $390,000 to $425,000, Mr. Crellin’s from $317,475 to $400,000, Mr. Kerr’s from $275,000 to $300,000, and Mr. Howlett’s from $246,000 to $270,000. In addition, the Compensation Committee increased Ms. Eberwein’s annual base salary at that time from $160,000 to $230,000 to reflect her promotion to Senior Vice President — Corporate Communications and her assumption of responsibility for employee cultural integration and customer relations.

In addition, following the death of Mr. McClelland and an internal management restructuring in September of 2006, several executive officers assumed additional responsibilities. Accordingly, the Compensation Committee increased Ms. Eberwein’s annual base salary from $230,000 to $280,000 effective October 1, 2006, due to her assumption of responsibility for overseeing our human resources operation in addition to her existing duties. Effective October 1, 2006, the Compensation Committee also increased Mr. Kirby’s annual base salary from $425,000 to $490,000, to reflect his promotion to the position of President and his resulting significantly increased responsibilities.

In September 2006, the Compensation Committee approved merit increases for several executives, taking into account the Chief Executive Officer’s recommendations and the Committee’s own observations of the each executive’s individual performance. As a result, the Compensation Committee awarded Mr. Kerr a merit increase of 5%, raising his annual base salary to $315,000. The Compensation Committee awarded Mr. Howlett a merit increase of 3%, raising his annual base salary to $278,100. Mr. Crellin did not receive a salary increase in 2006.

Annual Incentive Compensation

We provide annual incentive compensation to our executives in order to focus our management team’s efforts on our key short-term financial and operational goals. Our named executive officers and other key salaried employees can earn cash incentive awards under the annual incentive program if annual corporate goals are achieved and individual performance is consistent with predetermined performance criteria. Targeted payouts are designed to provide a level of total cash compensation, when combined with base salaries and long-term incentive compensation, that is competitive with and in roughly the same proportion as that of other low cost carriers, is reflective of the relative responsibilities of our executives, including the additional merger-related responsibilities, and effectively integrates the past practices of the legacy companies.

In adopting the annual incentive program for the combined company following the merger, the Compensation Committee determined to make annual incentive awards under the Incentive Compensation Plan of US Airways Group, Inc., referred to as the “ICP”. The ICP requires the Compensation Committee to establish annual incentive goals within the first 90 days of the calendar year. The Compensation Committee may, in its discretion, increase or decrease the amount of ICP awards that are not designed to comply with the rules regarding performance-based compensation under Section 162(m) of the Internal Revenue Code, based on the individual’s performance. ICP awards that are designed to comply with the rules regarding performance-based compensation under Section 162(m) of the Internal Revenue Code may be decreased in the Compensation Committee’s discretion, but may not be increased, and are limited to the lesser of (a) two times the individual’s annual base salary in effect as of May 19, 2004, or (b) two times the individual’s annual base salary in effect at the time the Compensation Committee specifies the awards and performance goals for such awards. In addition, in some circumstances the Compensation Committee may award discretionary bonuses if annual incentive awards are not paid.

Annual incentives provide us with a valuable retention tool, as employees in most cases must remain employed through the payment date in order to receive payment of their ICP awards. For those who remain with us until retirement age, or whose employment terminates due to death or disability, the retention value of the ICP award is not as critical of a factor. Consequently, a prorated portion of the executive’s ICP award would be payable upon retirement, death or disability, except that awards intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) are not payable upon retirement.

In January 2006, the Compensation Committee established the criteria for 2006 annual incentives based on management’s recommendation. The corporate goals for 2006 annual incentive awards are based on our achievement of specified levels of net earnings, with individual performance criteria focused on transforming us into a low cost carrier, improving customer and employee relations and efficient integration of the two companies. These goals are described in detail under the narrative to the Summary Compensation Table and the Grants of Plan-Based Awards table. The Compensation Committee determined to use net earnings as the performance metric for the corporate goals due to our focus on profitability post-merger, with a strong emphasis on minimizing our transition costs. When subsequently evaluating an individual’s performance relative to the individual performance criteria for the year, the Compensation Committee relies on recommendations from the Chief Executive Officer and other members of senior management, as well as self-evaluations prepared by the individuals. To align performance incentives throughout our ranks, the Compensation Committee determined that we would not pay ICP awards if there was not a payout under our profit sharing bonus plan, which covers union employees and certain management employees.

The executive employment and severance agreements described above generally provide that the executives are entitled to participate in our annual incentive program. Mr. Parker’s employment agreement also provides that he will have the opportunity to earn a target annual incentive award of at least 80% of his base salary and a maximum annual incentive award of 160% of his base salary. In 2005, however, Mr. Parker declined his annual incentive award. The Compensation Committee takes the employment and severance agreement provisions into account when it makes its annual incentive compensation decisions.

As part of the integration of the executive compensation programs, the compensation consultant analyzed the annual incentive programs of pre-merger US Airways and America West, and determined that pre-merger annual cash incentive compensation levels for executives were below market. However, because historical long-term cash incentive compensation levels were higher than the industry, total cash compensation was determined to be generally at market as compared to the other low-cost carriers. Therefore, the consultant recommended target payout levels comparable to those provided by America West before the merger, which consisted of target annual awards equal to 80% of base salary at the Chief Executive Officer level, 60% of base salary at the Executive Vice President level, 45% of base salary at the Senior Vice President level, and 35% of base salary at the Vice President level.

For 2006, the Compensation Committee adopted the target payout levels based upon the recommendations of the compensation consultant and management. The Compensation Committee’s decision was also based upon its determination of the appropriate target level for the Chief Executive Officer and for the other executive officers in relation to the Chief Executive Officer’s level. Therefore, in January of 2006, the Compensation Committee established Mr. Parker’s target annual cash incentive amount at 80% of base salary. Mr. McClelland’s, Mr. Kirby’s and Mr. Crellin’s targets were set at 60% of their base salaries. The Compensation Committee set target annual cash incentive amounts for Mr. Howlett, Ms. Eberwein and Mr. Kerr at 45% of their base salaries. This structure was designed to further our compensation goal of increasing the relative amount of compensation at risk as management responsibilities increase, by making a higher proportion of the total compensation for higher level executives contingent upon achieving stated annual corporate and individual goals.

In 2006, we achieved net income that greatly exceeded the highest level corporate goals established by the Compensation Committee. We therefore paid bonuses under our profit sharing bonus plan, which covers union employees and certain management employees. Each named executive officer also performed consistently with the predetermined individual performance criteria established for 2006. As a result, each named executive officer other than Mr. Crellin received the maximum payout under the annual incentive program, equal to 200% of the executive’s target amount. Mr. Kirby’s amount also reflects an adjustment to take into account his status as Executive Vice President for a portion of the year and his promotion to President in the latter part of the year.

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executives in order to focus our management team’s efforts on our key long-term financial and operational goals. As with annual incentive compensation, targeted long-term incentive payouts are designed to combine with base salaries and annual incentives to provide a level of total cash compensation that is competitive with and in roughly the same proportion as that of other low cost carriers, is reflective of the relative responsibilities of our executives, including their additional merger-related responsibilities, and effectively integrates the past practices of the legacy companies.

As part of the integration of our executive compensation programs, the compensation consultant analyzed the long-term incentive programs of pre-merger US Airways and America West, and determined that pre-merger long-term cash incentive compensation levels were above market compared to other low-cost carriers. As noted above, however, due to our relatively lower level of annual incentive compensation, total cash compensation was generally at market as compared to the other low-cost carriers. The consultant and management recommended using the pre-merger America West program as the basis for the long-term compensation structure of the combined company, and this proposal was adopted by the Compensation Committee. Target long-term incentive payout levels were set to 125% of base salary at the Chief Executive Officer level, 100% of base salary at the Executive Vice President level, 70% of base salary at the Senior Vice President level, and 35% of base salary at the Vice President level.

Our long-term incentives are granted under the Performance-Based Award Plan, or the “Performance Plan,” which is a program setting forth the terms of grants to be made under the US Airways Group, Inc. 2005 Equity Incentive Plan and is based on the structure of the pre-merger America West program. The Performance Plan is described in detail in the narrative to the Summary Compensation Table. The Performance Plan generally provides that, based on our relative “total stockholder return,” or “TSR,” ranking against a pre-defined competitive peer group, and the attainment of at least a minimum threshold ranking, our participating key executives receive cash awards that represent the percentage of salary associated with the TSR ranking achieved. The Compensation Committee chose TSR as the performance measure for the Performance Plan because it is a measure commonly used in the airline industry. Furthermore, due to the volatility and highly competitive nature of the industry, the Compensation Committee determined that our TSR should be compared to that of our competitors in measuring performance. Salary percentages earned based on the TSR ranking vary by position, with higher percentages payable for higher level executives. This structure was designed to further our compensation goal of increasing the relative amount of compensation at risk as management responsibilities increase, by making a higher proportion of the total compensation for higher level executives contingent upon achieving stated long-term corporate goals. The current competitive peer group used for purposes of the Performance Plan consists of AirTran, Alaska, American, ATA Holdings, Continental, Delta, Frontier, Hawaiian, JetBlue, Midwest Express, Northwest, Southwest and United. The Compensation Committee does not have discretion to increase or decrease the awards once a performance cycle has begun. However, the Compensation Committee may discretionarily determine special performance cycles other than the usual three-year periods beginning each January 1, if it deems it appropriate.

The long-term incentives motivate executives to achieve strategic, operating and financial goals consistent with stockholder interests and help align interests of employees and stockholders by tying payment directly to the change in our stock price, a measure which represents tangible returns for stockholders. In addition, long-term incentives provide us with a valuable retention tool, as employees in most cases must remain employed through the payment date in order to receive payment of their Performance Plan awards. As noted above, however, for those who remain with us until retirement age, or whose employment terminates due to death or disability, retention is not as critical of a factor. As a result, the Performance Plan awards for performance cycles ending in the year of retirement, death or disability will be payable notwithstanding the executive’s termination of employment. We would also pay a prorated portion of the executive’s Performance Plan award for the transition performance cycle (as described below) ending in the year of the executive’s retirement, death or disability. The payout under the transition performance cycles is prorated because these cycles were specifically targeted at increasing retention during the critical two-year period following the merger. For the regular performance cycles, however, payment of the full amount of the award reflects a recognition of the individual’s performance for over two-thirds of the performance period that ends in the year of termination, as well as loss of the opportunity to be rewarded for the other performance periods in progress at the time of termination. For the purposes of the Performance Plan, retirement refers to termination from employment with us after reaching age 55 and completing at least ten years of service.

In November of 2005, based on the recommendation of the compensation consultant and management, the Compensation Committee adopted a special performance cycle for our officers that ends on December 31, 2008, along with two transitional performance cycles that end December 31, 2006 and December 31, 2007. Each of these performance cycles began on the effective date of the merger, September 27, 2005. The choice of September 27, 2005 as the starting date for these cycles reflects the Compensation Committee’s recognition that the combined company was essentially an entirely new company starting on that date, and therefore that date should be the starting point for measuring the success of the new company. The Compensation Committee adopted the shorter, transitional cycles for officers who were not covered under the pre-merger America West Holdings long-term incentive plan. The transition cycles were designed as a key retention tool for these officers, who had not received any long-term incentive grants for several years, or had not been eligible for such grants, and who otherwise had no long-term incentive component to their compensation. The awards payable under these transition cycles are capped at the target level to control costs in light of the shorter measurement periods. Pre-merger America West Holdings officers at the level of Senior Vice President and above participate in three-year performance cycles ending December 31, 2006 and December 31, 2007 under the terms of the pre-merger America West Holdings long-term incentive plan. Because of the special performance cycle, no new performance cycle began in 2006. In 2006, we achieved a TSR ranking above target level under the Performance Plan for the performance periods that began on January 1, 2004 and September 27, 2005, and ended on December 31, 2006.

Upon the promotion of Mr. Kirby to our President in October of 2006, the Compensation Committee augmented Mr. Kirby’s existing awards under the Performance Plan, by granting him new long-term incentive awards under the US Airways Group, Inc. 2005 Equity Incentive Plan, for the purpose of increasing his performance-based compensation, going forward, commensurate with his new position. The Compensation Committee determined that the newly established position of President would have a new level of payouts for future awards under the Performance Plan, falling between the levels of Executive Vice President and Chief Executive Officer, in light of the level of responsibilities associated with that new position. Mr. Kirby’s supplemental 2006 awards are set forth in detail in the narrative to the Summary Compensation Table. For Mr. Kirby’s special performance period that began October 1, 2006 and ended December 31, 2006, we achieved a TSR ranking below target level.

Our long-term incentive awards are designed to be exempt from the deduction limitation under Internal Revenue Code Section 162(m), by meeting the requirements for performance-based compensation. This exemption is taken into account in designing and administering the awards, and was a motivating factor in the design of the US Airways Group, Inc. 2005 Equity Incentive Plan, under which the long-term incentive awards are granted.

Stock-Based Compensation

We make annual awards of stock-based compensation in order to focus key employees on our performance over time and to provide key employees with incentives for future performance to link the interests of recipients and stockholders. The Compensation Committee believes that stock-based awards provide an appropriate incentive to employees to meet our long-term goal of maximizing stockholder value. Our insider trading policy prohibits executive officers from hedging the economic risk of security ownership. The Compensation Committee determines the number of awards to be granted to an individual based upon a variety of factors, including:

•	level of responsibility and job classification level;

•	job performance;

•	retention value;

•	previous grants of awards, particularly for pre-merger US Airways employees whose equity grants were all cancelled as a result of the bankruptcy; and

•	the results of compensation surveys described above.

The US Airways Group, Inc. 2005 Equity Incentive Plan, approved as part of the plan of reorganization in September 2005, is a long-term compensation plan under which executives and other key salaried employees may be awarded incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation (including performance-based stock awards), as well as performance-based cash awards. To date, our post-merger equity grants have consisted of grants of restricted stock units and stock appreciation rights, as described below in the narrative following the Summary Compensation Table.

Restricted stock units may provide for dividend equivalents if so determined by the Compensation Committee. While we do not currently declare dividends, providing for dividend equivalents if and when dividends are declared better aligns the executive’s incentives with those of stockholders, who receive the actual dividend payment. Restricted stock units and stock appreciation rights are subject to vesting requirements as determined by the Compensation Committee. The vesting requirements of restricted stock units are designed to increase retention and create incentives for the achievement of strategic and operational goals. The vesting schedule for stock appreciation rights is designed to provide an incentive to create stockholder value over time, since the full benefit of the stock appreciation rights cannot be realized unless stock appreciation occurs over a number of years.

Currently, stock appreciation right awards provide that they will become fully exercisable in the event of the recipient’s termination of employment by us without cause, termination by the executive for good reason, termination due to death or disability, or termination by us for any reason within 24 months following a “change in control.” Stock options granted under the America West Holdings 2002 Incentive Equity Plan and the America West Holdings 1994 Incentive Equity Plan historically have provided for immediate vesting in the event of the recipient’s termination due to death or disability. The other vesting events are designed to increase retention during the critical period following a change in control or other management restructuring.

Our grants of equity compensation may also be affected by employment agreement provisions. Mr. Parker’s employment agreement provides that Mr. Parker will be granted equity-based awards commensurate with his status as our most senior executive officer, at the times when equity grants are made to other senior executive officers as a group. Mr. Crellin’s employment agreement provided that following a change of control, Mr. Crellin would receive equity-based grants and awards at a level comparable and with vesting and exercisability comparable to any regular and normal course grants and awards made to other Executive Vice President level employees.

As part of the integration of the executive compensation programs, the compensation consultant analyzed the equity programs of pre-merger US Airways and America West, and determined that new equity awards were needed to increase retention for the combined company. Accordingly, the consultant recommended “new hire” type awards for the former US Airways officers whose prior grants had been cancelled in connection with the bankruptcy. In designing a strategy for the next five years, the consultant recommended that the Compensation Committee revisit its annual grants and allocation methodology at the first quarter meeting in 2006. In April of 2006, the consultant made a second presentation to the Compensation Committee that considered the pre-merger equity programs of each company, as compared to the equity programs of the other carriers, and also considered dilution issues, accounting and perceived value for executives of various award mixes. To be consistent with the market but limit the rate at which our available equity awards under the 2005 Equity Incentive Plan are used, the consultant recommended annual awards for all eligible employees totaling approximately 1.75% of fully diluted shares outstanding. In determining the mix of recommended equity awards, the consultant considered the impact of different market scenarios (e.g., increasing, decreasing and volatile stock prices) on various combinations of restricted stock and stock appreciation rights in terms of accounting expense and the ultimate value to the award recipients. The consultant recommended a balanced approach with a mix of 50% of the value of awards granted each year in the form of stock options or stock appreciation rights and 50% of the award value granted each year in the form of restricted stock awards or restricted stock units. In particular, the consultant recommended annual grants to the Chief Executive Officer of 15% of the annual pool, with each Executive Vice President receiving 40% of the CEO’s grant amount, Senior Vice Presidents each receiving 35% of the EVP’s grant amount, and Vice Presidents each receiving 50% of the SVP’s grant amount.

Following the merger, in late 2005 the Compensation Committee made initial grants to senior executives as well as to pre-merger US Airways employees. The Compensation Committee approved the grants to the senior executives in recognition of their additional merger-related responsibilities and to encourage retention following the merger. The Committee determined to make the additional grants to the pre-merger US Airways employees in recognition of the cancellation of all of their prior equity grants in connection with US Airways’ bankruptcy, to increase their equity holdings and thereby align their interests with stockholders and their equity compensation with that of their pre-merger America West counterparts. Going forward, however, the Compensation Committee determined to make awards annually in the spring consistent with market practice to be a competitive employer and consistent with historical America West practice.

In April of 2006, management made recommendations to the Compensation Committee for annual equity grants. Except for the grants made to Mr. Parker, the Compensation Committee agreed with the compensation consultant’s analysis and therefore followed the recommendations of management and the compensation consultant. The 2006 awards are shown below in the Grants of Plan-Based Awards table and described in the narrative following that table. The Compensation Committee’s decision to grant Mr. Parker more equity than recommended by the compensation consultant reflected the Committee’s recognition of both his increased responsibilities and performance.

Upon Mr. Kirby’s promotion to President in October of 2006, Mr. Kirby received an additional equity grant of 75,000 stock appreciation rights in recognition of his new position and responsibilities. The stock appreciation rights have a base value equal to the closing price on October 2, 2006, the grant date, and vest over three years at the rate of one-third on each anniversary of the grant date.

Our stock appreciation rights are designed to be exempt from the deduction limitation under Internal Revenue Code Section 162(m) (discussed above), by meeting the requirements for performance-based compensation. This exemption is taken into account in designing and administering the awards, and was a motivating factor in the design of the 2005 Equity Incentive Plan. Awards of restricted stock units that are subject to performance-based vesting criteria are designed to satisfy the requirements for performance-based compensation and maximize our tax deduction. However, we made some awards of restricted stock units that are subject to time-based vesting only, which would not satisfy the requirements for performance-based compensation under Section 162(m). This result was taken into account by the Compensation Committee in its determination of the mix of equity awards to be granted, but the Committee ultimately determined that our needs were met by the combination of award types chosen.

Severance Obligations

The employment agreements for Messrs. Parker and Crellin and the Executive Change of Control and Severance Benefits Agreements provide for certain compensation and benefits upon termination of employment under circumstances that are described in detail under the section entitled “Potential Payments Upon Termination or Change of Control.”

Mr. Parker’s employment agreement provides benefits to him upon termination of employment, by Mr. Parker for any reason within 24 months following a change of control, by Mr. Parker for “good reason” at any time, and by us other than due to Mr. Parker’s “misconduct.” The agreement also provides certain benefits to Mr. Parker if his employment agreement expires without being renewed by us or if he becomes disabled. The provisions of Mr. Parker’s agreement reflect negotiation with him at the time of hire, as well as market practice in a competitive and volatile industry. The agreement also encourages his efforts in connection with potential change of control transactions that would benefit us and our stockholders but may be disadvantageous to his position, providing him with additional security. Our existing form of Executive Change of Control and Severance Benefits Agreements provides benefits to the executives upon termination of employment, by us for any reason other than “misconduct” or disability or by the executive with “good reason,” in each case within 24 months following a change of control of US Airways Group. We entered into these agreements with our senior executives to encourage their efforts in connection with potential change of control transactions that benefit us and our stockholders and to increase retention both before and after these types of transactions.

Additional Compensation Items for Mr. Crellin

During 2006, we provided certain deferred compensation and other benefits to Mr. Crellin, solely because these benefits were contractual obligations that we inherited from pre-merger US Airways Group. The Compensation Committee does not believe that these compensation items are consistent with our post-merger compensation policies, and during 2006 prior to Mr. Crellin’s termination of employment, the Compensation Committee was working toward realigning Mr. Crellin’s compensation to be consistent with our compensation strategy for executive vice presidents, including by making additional payments to Mr. Crellin in exchange for his agreement to cancel certain of those contractual obligations. These amounts, described under the “All Other Compensation” column in the Summary Compensation Table, are not part of our compensation program and are not provided to any other named executive officers.

In April of 2006, we paid Mr. Crellin a lump sum cash payment in settlement of his benefits under the US Airways, Inc. Funded Executive Defined Contribution Plan, which was terminated effective March 31, 2006. These amounts were paid out of the trust established for the plan, and represent the sum of (i) benefits and earnings accrued under the plan for Mr. Crellin as of December 31, 2006, plus (ii) company contributions required under the plan for January, February and March 2006, plus (iii) additional company contributions that would have been made under the plan if it remained in effect through the two-year period after the merger date, as required under Mr. Crellin’s employment agreement, plus (iv) earnings credited to Mr. Crellin under the plan as of March 31, 2006. We also paid Mr. Crellin a tax gross-up for the additional company contributions for 2006, as required under the plan. Mr. Crellin agreed to an amendment of his employment agreement to reflect the settlement of our obligations to him regarding the Funded Executive Defined Contribution Plan.

Mr. Crellin was also entitled to participate in the US Airways, Inc. Unfunded Executive Defined Contribution Plan during 2006. We made additional allocations to Mr. Crellin under that plan during 2006, as described in the Summary Compensation Table narrative and the Nonqualified Deferred Compensation table, because those allocations were required under the terms of Mr. Crellin’s employment agreement and the plan.

The funded and unfunded executive defined contribution plans are described more fully under the Nonqualified Deferred Compensation table and its accompanying narrative.

Other Benefits

We have certain broad-based employee benefit plans in which all employees, including the executives, participate, such as group life and health insurance plans, qualified retirement plans and certain flight benefits. These benefits are provided as part of the basic conditions of employment we offer to all of our employees. Short-term disability benefits, life insurance and flight benefits for our executive officers are at an enhanced level compared to what is provided for other employees. We also provide long-term disability benefits to the executives that are not provided for other employees. We make additional cash payments to the named executive officers to cover their income tax liabilities for their use of flight benefits, taxable moving expenses and taxable life insurance benefits. Additionally, our officers are provided director/officer liability insurance coverage and are parties to indemnity agreements with us. We offer a few standard perquisites to our executives, including financial advisory services and executive physicals.

The incremental cost to us of the benefits provided under these plans and perquisites is not material to us. Benefits under these plans and perquisites are not directly or indirectly tied to company or individual performance. We provide these enhanced benefits and perquisites to senior executives to provide security, convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to us. In addition, these benefits and perquisites are generally standard in the industry and consequently are necessary for us to be competitive and retain talented executives.

Compensation and Human Resources Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Human Resources Committee

Herbert M. Baum (Chair)
Richard C. Kraemer
Cheryl G. Krongard
Denise M. O’Leary
Edward L. Shapiro

Summary Compensation Table

The following table sets forth compensation earned by (i) each our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our other three most highly compensated executive officers as of December 31, 2006, and (iv) two former officers who would have been included in the previous category had they still been serving as executive officers at December 31, 2006. These individuals are collectively referred to as the “named executive officers.” This disclosure is limited to our executive officers as defined by the SEC, and does not necessarily represent our five highest paid employees.

								Change in
								Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation		All Other
Name and		Salary	Bonus	Awards	Awards	Compensation		Earnings		Compensation		Total
Principal Position	Year	($) (1)	($)	($) (2)	($) (3)	($)		($)		($)		($)

W. Douglas Parker	2006	$550,000	—	$1,657,930	$1,352,705	$1,749,000	(4)	—		$47,947	(12)	$5,357,582
Chairman of the Board and Chief Executive Officer
J. Scott Kirby	2006	$431,827	—	$554,194	$616,698	$1,234,692	(5)	—		$56,124	(13)	$2,893,535
President
Derek J. Kerr	2006	$297,404	—	$213,329	$160,409	$598,500	(6)	—		$27,830	(14)	$1,297,472
Senior Vice President and Chief Financial Officer
C.A. Howlett	2006	$266,521	—	$213,329	$160,409	$528,390	(7)	—		$22,389	(15)	$1,191,038
Senior Vice President — Public Affairs
Elise R. Eberwein	2006	$237,115	—	$203,045	$276,039	$443,333	(8)	—		$23,062	(16)	$1,182,595
Senior Vice President — People, Communications and Culture
Alan W. Crellin	2006	$366,154	$240,000	$1,254,082	$2,936,597	$373,333	(9)	$5,251	(11)	$2,796,749	(17)	$7,972,166
Former Executive Vice President — Operations
Jeffrey D. McClelland	2006	$302,404	—	$1,254,082	$1,938,239	$947,750	(10)	—		$16,517	(18)	$4,458,992
Former Executive Vice President and Chief Administrative Officer

(1)	Amounts in this column may not be equal to the named executive officer’s annual base salary amount, as set forth in the Compensation Discussion and Analysis, due to the timing of pay periods and due to changes in the base salary of some named executive officers during the year.

(2)	Amounts in this column represent the aggregate amount of restricted stock unit expense in 2006 for the named executive officers. For a description of the assumptions made to arrive at these amounts, see note 17 to US Airways Group’s consolidated financial statements in US Airways Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	Amounts in this column represent the aggregate amount of stock option and stock appreciation right expense in 2006 for the named executive officers. For a description of the assumptions made to arrive at these amounts, see note 17 to US Airways Group’s consolidated financial statements in US Airways Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)	Amount for Mr. Parker consists of $880,000 for his ICP (annual incentive) payment and $869,000 for his long-term incentive payment.

(5)	Amount for Mr. Kirby consists of $578,500 for his ICP (annual incentive) payment, $651,700 for his long-term incentive payment for the performance cycle beginning January 1, 2004 and ending December 31, 2006, and $4,492 for his long-term incentive payment for the performance cycle beginning October 1, 2006 and ending December 31, 2006.

(6)	Amount for Mr. Kerr consists of $283,500 for his ICP (annual incentive) payment and $315,000 for his long-term incentive payment.

(7)	Amount for Mr. Howlett consists of $250,290 for his ICP (annual incentive) payment and $278,100 for his long-term incentive payment.

(8)	Amount for Ms. Eberwein consists of $252,000 for her ICP (annual incentive) payment and $191,333 for her long-term incentive payment.

(9)	Amount for Mr. Crellin consists of a prorated portion of his long-term incentive payment for the transitional performance cycle beginning September 27, 2005 and ending December 31, 2006, based upon the period of his actual employment during the performance cycle.

(10)	Amount for Mr. McClelland consists of $382,500 for his ICP (annual incentive) payment and $565,250 for his long-term incentive payment.

(11)	Represents interest accrued during 2006 under the US Airways, Inc. Unfunded Executive Defined Contribution Plan above 6.11%, which was 120% of the applicable federal long-term rate, compounded annually, for October 2003, when the plan was adopted. This amount is deemed to be above-market interest credited to Mr. Crellin under the plan.

(12)	Amount for Mr. Parker includes personal travel benefits and $11,072 in tax liability payments related to personal travel benefits, personal cell phone usage, financial services and club dues.

(13)	Amount for Mr. Kirby includes personal travel benefits and $18,361 in tax liability payments related to personal travel benefits, personal cell phone usage and financial services.

(14)	Amount for Mr. Kerr includes personal travel benefits, personal cell phone usage, financial services and an executive physical.

(15)	Amount for Mr. Howlett includes personal travel benefits and personal cell phone usage.

(16)	Amount for Ms. Eberwein includes personal travel benefits, personal cell phone usage, an executive physical and financial services.

(17)	Amount for Mr. Crellin includes personal travel benefits, an executive physical, $1,018,490 in cash severance benefits pursuant to his employment agreement that will be paid in 2007; $1,193,254 in settlement of his benefits under the US Airways, Inc. Funded Defined Contribution Plan upon its termination, and $239,993 in tax liability payment on additional accruals under that plan during 2006; $87,008 in accruals under the US Airways, Inc. Unfunded Defined Contribution Plan; $92,308 in settlement of accrued vacation benefits; $80,770 paid to Mr. Crellin in exchange for his agreement to waive an employment agreement provision giving him the right to payment for the difference between the value of certain vacation benefits as determined using his pre-bankruptcy base salary; and $70,180 paid to Mr. Crellin in exchange for his agreement to waive an employment agreement provision giving him the right to receive a lump sum cash payment representing the present value of retiree medical benefits after age 65.

(18)	Amount for Mr. McClelland includes personal travel benefits and personal cell phone usage.

Grants of Plan-Based Awards in 2006

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
			Estimated Future Payouts						Number of	Number of	or Base	Fair Value
			Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive			Shares of	Securities	Price of	of Stock
			Plan Awards			Plan Awards			Stock or	Underlying	Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Option	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($) (5)

W. Douglas Parker	—	(1)	—	$440,000	$880,000
	4/19/06	(2)							40,000			$1,537,600
	4/19/06	(3)								120,000	$38.44	$1,988,796
J. Scott Kirby	—	(1)	—	$294,000	$588,000
	4/19/06	(2)							12,000			$461,280
	4/19/06	(3)								36,000	$38.44	$596,639
	—	(4)	$2,450	$6,125	$10,192
	—	(4)	$12,250	$30,625	$51,058
	—	(4)	$20,335	$50,862	$84,819
	10/2/06	(3)								75,000	$46.11	$1,441,350
Derek J. Kerr	—	(1)	—	$141,750	$283,500
	4/19/06	(2)							4,200			$161,448
	4/19/06	(3)								12,500	$38.44	$207,166
C.A. Howlett	—	(1)	—	$125,145	$250,290
	4/19/06	(2)							4,200			$161,448
	4/19/06	(3)								12,500	$38.44	$207,166
Elise R. Eberwein	—	(1)	—	$126,000	$252,000
	4/19/06	(2)							4,200			$161,448
	4/19/06	(3)								12,500	$38.44	$207,166
Alan W. Crellin	—	(1)	—	$240,000	$480,000
	4/19/06	(2)							12,000			$461,280
	4/19/06	(3)								36,000	$38.44	$596,639
Jeffrey D. McClelland	—	(1)	—	$255,000	$510,000
	4/19/06	(2)							12,000			$461,280
	4/19/06	(3)								36,000	$38.44	$596,639

(1)	Reflects potential payouts of annual incentive compensation awards under the Incentive Compensation Plan of US Airways Group, Inc.

(2)	Grant of restricted stock units under the 2005 Equity Incentive Plan.

(3)	Grant of stock appreciation rights under the 2005 Equity Incentive Plan.

(4)	Reflects potential payouts of long-term incentive compensation awards under the 2005 Equity Incentive Plan.

(5)	For a description of the assumptions made to arrive at these amounts, see note 17 to US Airways Group’s consolidated financial statements in US Airways Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Employment and Other Executive Agreements

Employment Agreement with W. Douglas Parker

America West Holdings entered into an employment agreement with Mr. Parker, dated as of February 24, 2004. The agreement provides for Mr. Parker to serve as Chairman of the Board, President and Chief Executive Officer of America West Holdings and AWA. Following the merger, Mr. Parker has also served as Chairman of the Board and Chief Executive Officer of US Airways, Inc. and US Airways Group, Inc. Mr. Parker consented to Mr. Kirby being named as President of all four companies in October of 2006, so

Mr. Parker no longer holds that title. The agreement continues through December 31, 2007, and is automatically extended for successive one-year periods unless either party provides 15 months’ prior written notice that the term will not be extended.

The agreement provides for the following compensation and benefits:

•	A minimum annual cash base salary in the amount of $550,000, or such higher amount as determined by the Compensation Committee.

•	Eligibility for an annual cash incentive award based on a target of at least 80% of his base salary and a maximum of 160% of his base salary.

•	Eligibility to participate in our long-term incentive awards (currently provided under the Performance-Based Award Plan).

•	Eligibility to receive equity-based incentive awards appropriate for his status as our most senior executive officer.

•	A $2 million term life insurance policy.

•	Membership fees and dues for up to two clubs that Mr. Parker may choose to join.

•	Other benefits and perquisites that are offered to senior executives.

•	Termination benefits described in detail under the heading “Potential Payments Upon Termination or Change of Control.”

Employment Agreement with Alan W. Crellin

US Airways assumed a pre-bankruptcy employment agreement with Mr. Crellin in September 2005, which the bankruptcy court approved as a modified assumption of the Severance Agreement between US Airways and Mr. Crellin dated June 26, 2002, as amended. The employment agreement was subsequently amended effective April 4, 2006. The employment agreement terminated on November 15, 2006, due to Mr. Crellin’s termination of his employment for “good reason.”

Under the agreement, Mr. Crellin served as our Executive Vice President — Operations and was entitled to an annual base salary of $425,000, subject to annual increases based on performance. However, Mr. Crellin agreed to a reduced annual base salary of $317,475, subject to annual increases based on performance. The Compensation Committee of the Board subsequently adjusted his base salary to $400,000 in November 2005.

In addition to his salary, the agreement provided that Mr. Crellin was eligible for annual and long-term incentive awards as well as equity awards as determined by the Compensation Committee. While employed by us, Mr. Crellin was also eligible to participate in the welfare and fringe plans provided to other Executive Vice Presidents. The agreement also provided for Mr. Crellin’s participation in the US Airways Funded Executive Defined Contribution Plan and the US Airways Unfunded Executive Defined Contribution Plan, which are described in detail under the Nonqualified Deferred Compensation table below. While participating in the Executive Defined Contribution Plans, Mr. Crellin was not eligible for allocations of employer contributions under any other retirement plan or deferred compensation plan sponsored by US Airways Group or US Airways.

In April of 2006, Mr. Crellin agreed to an amendment to his employment agreement. Pursuant to the amendment, Mr. Crellin waived his right to continue to participate in the Funded Executive Defined Contribution Plan, which was terminated on April 4, 2006, in consideration of a payment of $1,193,254 in settlement of his benefits under the plan. The amendment also cancelled Mr. Crellin’s right to termination payments representing the value of post-age 65 lifetime medical benefits, and his right to the value of certain vacation benefits as determined using his pre-bankruptcy base salary. Mr. Crellin received lump sum payments of $70,180 and $80,770, respectively, in exchange for the cancellation of these two rights. These payments are included in the column labeled “All Other Compensation” in the Summary Compensation Table.

The payments and benefits Mr. Crellin received upon termination of his employment for “good reason” under the employment agreement are summarized and quantified below under the heading “Potential Payments Upon Termination or Change of Control.” These payments are also included in the column labeled “All Other Compensation” in the Summary Compensation Table.

Officer Benefits and Perquisites

We have certain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans, 401(k) plans and qualified retirement plans. The cost of most employee benefit plans in which all employees participate that do not discriminate in favor of executives are not included in the amounts shown on the Summary Compensation Table. Company matching contributions to FutureCare: The America West Airlines 401(k) Plan (in which former America West employees participate) are reflected in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

The “All Other Compensation” column of the Summary Compensation Table also includes amounts attributable to travel benefits provided to our officers, and tax payments to offset personal income taxes on those benefits. The flight benefits provided to executive officers include unlimited top-priority reserved travel in any class of service, for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to our travel lounges at various airports. The executive officer’s parents may also travel in any class of service if space is available, subject to a service fee and payment of any applicable security fees and international taxes. The executives are also eligible for 12 free passes each year for reserved travel for non-eligible family members and friends. The executive officer is required to pay international fees and taxes, if applicable. Pursuant to the terms of our Executive Change in Control and Severance Benefits Agreements, upon the change of control triggered by the merger of US Airways Group with America West in 2005, Messrs. Kirby, Kerr and Howlett and Ms. Eberwein became entitled to continue these travel benefits for the remainder of their lives.

Executive officers also receive short-term disability benefits and life insurance that are at an enhanced level compared to what is provided for other employees. Life insurance premiums paid by us and tax payments to offset part of the income amount from the life insurance premiums are included in the “All Other Compensation” column of the Summary Compensation Table. We also provide long-term disability benefits to the executives that are not provided for other employees, which are described under “Potential Payments Upon Termination or Change of Control.” Premiums for this benefit are also included in the “All Other Compensation” column of the Summary Compensation Table.

We offer our executives perquisites, including financial advisory services and executive physicals. Each year, we will reimburse up to $3,500 for Vice Presidents and $4,500 for Senior Vice Presidents or higher level officers, to receive personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant or attorney. Executive physicals include a comprehensive physical exam, laboratory work, and other appropriate tests based on the age and gender of the executive. We pay the full cost of the designated testing, plus up to $2,500 of additional diagnostic tests elected by the executive. These perquisites are all included in the “All Other Compensation” column of the Summary Compensation Table for our officers who received at least $10,000 in perquisites during 2006. Our executives also have the opportunity to use tickets that we receive pursuant to marketing agreements with sports franchises and sky boxes at various athletic stadiums around Phoenix, Arizona, for personal use, at no cost to the executive. There is no additional incremental cost to us when an executive officer uses these benefits, so they are not included in the amounts shown in the Summary Compensation Table.

As required under his employment agreement, we pay monthly dues and assessments for Mr. Parker’s country club membership. We also pay Mr. Parker an additional amount to cover his income tax liability for these payments. In addition, Mr. Parker is a participant in the America West Holdings Directors’ Charitable Contribution Program, under which we pay annual premiums on a joint life insurance policy. Under the program, $1 million will be donated to one or more qualifying charitable organizations chosen by Mr. Parker.

For a more detailed description of the charitable contribution program, see the narrative below under the Director Compensation table. All of these amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Mr. Crellin received some non-standard pay and benefits during 2006, due to the terms of his employment agreement, and Mr. McClelland received certain termination benefits, as described above and in the section entitled “Potential Payments Upon Termination or Change of Control.” To the extent they represent 2006 compensation, these amounts are reflected in the compensation shown for Mr. Crellin and Mr. McClelland in the Summary Compensation table above.

Cash-Based Incentive Compensation

Annual Incentive Compensation Awards

We provide annual incentive compensation to our executives under the Incentive Compensation Plan of US Airways Group, Inc., referred to as the “ICP.” On January 17, 2006, the Compensation Committee established the criteria for 2006 annual incentives. The Compensation Committee determined that we would not pay ICP awards if there was not a payout under our profit sharing bonus plan, which covers union employees and certain management employees. Eligibility for payment of 2006 annual cash incentives was determined by our net earnings, with target awards paid out at a net loss of ($62.4) million. No awards were to be paid if we had a net loss greater than ($74.9) million, and up to 200% of the target bonus amount could be paid to executives if we experienced a net gain. The Compensation Committee established Mr. Parker’s target annual cash incentive amount at 80% of base salary. The targets for Messrs. Kirby, Crellin and McClelland were set at 60% of their base salaries. The Compensation Committee set target annual cash incentive amounts for Ms. Eberwein and Messrs. Howlett and Kerr at 45% of their base salaries.

The level at which our net earnings goal is met determines the base level target payout for each executive. However, as permitted under the ICP, the Compensation Committee may adjust an executive’s ICP payment based on individual performance. Accordingly, for 2006, we also established individual performance goals for each executive for the year. Although the maximum payment under the ICP for each executive is 200% of their target payment amount, the Compensation Committee retains the discretion to increase awards not intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) based on individual performance.

Mr. Parker’s individual performance rating was based on goals related to improving customer service, reducing costs and instilling a culture of cost consciousness, successful and timely integration of our combined company, building and improving the management team and improving communications with our employees, and pursuing strategic opportunities. Mr. Kirby’s individual performance rating was based on meeting a sales and marketing budget, improving customer service, improving management and improving employee communications, integration of various systems and communications for our combined company, and revenue-based goals. Mr. McClelland’s individual goals were based on reducing costs and increasing profitability, improving customer service, improving employee communications and management, and integration of various systems for our combined company. Ms. Eberwein’s individual performance was based on improving positive media coverage, improving communication with Wall Street analysts, improving employee communications, raising the visibility of our customer relations staff, and professional development of the corporate communications and customer relations team. Mr. Howlett’s individual performance was based on goals related to transforming us into a low-cost carrier, marketing goals, employee relations and integration of our combined company. Mr. Kerr’s individual performance rating was based on transforming us into a low-cost carrier, improving customer service, improving management, recruiting and employee communications, and integration and consolidation of various systems for our combined company. We also established annual individual performance goals for Mr. Crellin, but he was not eligible for an ICP payment due to his termination for “good reason” on November 15, 2006, upon which he received severance payments that included two times his target 2006 ICP award.

The amounts set forth in the Grants of Plan-Based Awards table above reflect the target and maximum amounts payable to each of the named executive officers under the ICP for 2006. The actual amounts of the annual incentive awards paid to the named executive officers are included in the Summary Compensation

Table above in the amounts shown under the “Non-Equity Incentive Plan Compensation” column, and reflect our achievement of a net profit for 2006.

Long-Term Incentive Compensation Awards

We provide long-term incentive compensation to our executives under the Performance-Based Award Plan (the “Performance Plan”), which is a program setting forth the terms of long-term incentive grants to be made under the US Airways Group, Inc. 2005 Equity Incentive Plan. The Performance Plan is based on the structure of the pre-merger America West Holdings program, under which long-term incentive awards previously granted are still outstanding. The Performance Plan allows our key executives to receive cash awards in the event that we meet certain performance thresholds at the end of rolling three-year “performance cycles” and special performance cycles designated by the Compensation Committee. At the end of each performance cycle the amount of total stockholder return, or “TSR”, as calculated by the price appreciation of our common stock during the performance cycle, will be compared against the TSR for members of a pre-defined competitive peer group. The TSR for each company is calculated by taking the average of the daily closing prices over the three-month period before the measurement date, which is the first and last days of the performance cycle. Following the merger, the competitive peer group consists of AirTran, Alaska, American, ATA Holdings, Continental, Delta, Frontier, Hawaiian, JetBlue, Midwest Express, Northwest, Southwest and United. Prior to the merger, AWA used a similar methodology for long-term incentive awards, but used a peer group consisting of AirTran, Alaska, American, ATA Holdings, Continental, Delta, Frontier, Hawaiian, JetBlue, Midwest Express, Northwest, Southwest, United and US Airways. Based on our relative TSR ranking against this group, and the attainment of at least a minimum threshold ranking, our participating key executives receive cash awards that represent a percentage of salary associated with the TSR ranking achieved. Payment is generally made in cash within sixty days after the end of the performance cycle, but in no event later than March 15th following the year in which the performance cycle ends.

As discussed above in the Compensation Discussion and Analysis, in November of 2005, the Compensation Committee approved a special performance cycle for our officers that ends on December 31, 2008, along with two transitional performance cycles ending on December 31, 2006 and December 31, 2007, for officers who were not covered under the pre-merger America West Holdings long-term incentive plan. Each of these performance cycles began on the effective date of the merger, September 27, 2005. Because of the special performance cycle, no new performance cycle began in 2006. However, three-year performance cycles ending on December 31, 2006 and December 31, 2007 were already in place for former America West Holdings officers at the level of Senior Vice President or above under the pre-merger America West Holdings program. Each named executive officer’s payments under the Performance Plan for the performance cycles that ended on December 31, 2006 are included in the amounts shown under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

The payment amounts for rankings by TSR for the pre-merger performance cycles, including the performance cycle that began January 1, 2004 and ended December 31, 2006, by position, were as follows:

	Payout as a % of Base Salary
Our TSR Relative Rank	CEO	EVP	SVP

1 of 15 (Maximum)	200%	175%	140%
2 of 15	190%	165%	130%
3 of 15	179%	154%	120%
4 of 15	168%	143%	110%
5 of 15	158%	133%	100%
6 of 15	147%	122%	90%
7 of 15 (Target)	136%	111%	80%
8 of 15	125%	100%	70%
9 of 15	108%	86%	60%
10 of 15	89%	71%	50%
11 of 15 (Threshold)	71%	57%	40%
12 of 15	54%	43%	30%
13 of 15 or lower	0%	0%	0%

The following chart provides payment levels for the special and transitional performance cycles currently in effect. The payment amounts for rankings by TSR for the transitional performance cycle that began September 27, 2005 and ended December 31, 2006, by position, were determined in accordance with this chart, except that the Compensation Committee determined that we would not pay above the target bonus amounts for that cycle:

	Payout as a % of Base Salary
Our TSR Relative Rank	CEO	EVP	SVP	VP

1 of 14 (Maximum)	200%	175%	140%	90%
2 of 14	187.5%	162.5%	128.33%	82.5%
3 of 14	175%	150%	116.67%	75%
4 of 14	162.5%	137.5%	105%	67.5%
5 of 14	150%	125%	93.33%	60%
6 of 14	137.5%	112.5%	81.67%	52.5%
7 of 14 (Target)	125%	100%	70%	45%
8 of 14	108%	86%	60%	38.75%
9 of 14	89%	71%	50%	32.5%
10 of 14	71%	57%	40%	26.25%
11 of 14 (Threshold)	54%	43%	30%	20%
12 of 14 or lower	0%	0%	0%	0%

As discussed in the Compensation Discussion and Analysis, upon the promotion of Mr. Kirby to our President on October 1, 2006, the Compensation Committee granted Mr. Kirby new long-term incentive awards under the US Airways Group, Inc. 2005 Equity Incentive Plan. Mr. Kirby’s supplemental 2006 awards have the same terms and conditions as awards under the Performance Plan, with the following payment amounts:

	Payout Level for Performance Period
	From October 1,	From October 1,	From October 1,
	2006 through	2006 through	2006 through
Our TSR Relative Rank	December 31, 2006	December 31, 2007	December 31, 2008

1 of 14 (maximum)	2.08%	10.42%	17.31%
2 of 14	1.94%	9.72%	16.15%
3 of 14	1.81%	9.03%	15.00%
4 of 14	1.67%	8.33%	13.85%
5 of 14	1.53%	7.64%	12.69%
6 of 14	1.39%	6.94%	11.54%
7 of 14 (target)	1.25%	6.25%	10.38%
8 of 14	1.04%	5.21%	8.65%
9 of 14	0.92%	4.58%	7.62%
10 of 14	0.71%	3.54%	5.88%
11 of 14 (threshold)	0.5%	2.5%	4.15%
12 of 14 or lower	0%	0%	0%

Although executives are generally required to remain employed through the payment date in order to receive payment of a long-term incentive award, the Performance Plan provides an exception for termination of employment due to retirement, death or disability, as described under the section entitled “Potential Payments Upon Termination or Change of Control.” Mr. Crellin will receive, and the estate of Mr. McClelland received, payments under this exception.

At the end of the performance cycle beginning January 1, 2004 and ending December 31, 2006, our TSR ranked 5th of 14, as compared to the airlines in the peer group for the performance cycle. At the end of the transitional performance cycle beginning September 27, 2005 and ending December 31, 2006, our TSR ranked 4th of 14, as compared to the airlines in the peer group for the performance cycle, but award payments were limited to the target level for this transitional performance cycle. At the end of the special performance cycle for Mr. Kirby beginning October 1, 2006 and ending December 31, 2006, our TSR ranked 9th of 14, as compared to the airlines in the peer group for the performance cycle. As a result, we paid each of the named executive officers the awards for the performance cycles ending December 31, 2006, set forth in the footnotes to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. No new performance cycles under the Performance Plan began in 2006, and therefore no new grants of long-term incentive compensation, other than the supplemental awards for Mr. Kirby, are shown on the Grant of Plan-Based Awards table.

Equity Compensation Plan Information

US Airways Group 2005 Equity Incentive Plan

The US Airways Group, Inc. 2005 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonus awards, stock unit awards, and other forms of equity compensation (including performance-based stock awards), as well as performance-based cash awards. Our employees, consultants and non-employee directors are eligible to receive awards under the 2005 Equity Incentive Plan. The Compensation Committee administers the 2005 Equity Incentive Plan and has broad authority to determine the terms and conditions of awards granted under the plan.

To date, our post-merger equity grants to executive officers have consisted of grants of restricted stock units and stock appreciation rights. Restricted stock units entitle the recipient to receive shares of common stock upon vesting, subject to any other limitations established by the Compensation Committee. Stock appreciation rights permit the employee to receive payment of the increase in the value of a share of our common stock between the date of grant and the date the right is exercised by the employee. The value on the grant date is referred to as the “base price” or “exercise price” of the stock appreciation right. Upon exercise, payment of the value of stock appreciation rights is generally made, or “settled,” in the form of our common stock. The base prices of all stock appreciation rights have been and will be at least equal to the fair market value of the underlying shares on the grant date, which is defined as the closing price reported on the date of grant.

Awards granted in 2006 provide that they will become fully exercisable and vested in the event of the recipient’s termination of employment by us without cause, termination by the executive for good reason, termination due to death or disability, or termination by us for any reason within 24 months following a “change in control,” as described in greater detail below in the section entitled “Potential Payments Upon Termination or Change of Control.” In addition, the Compensation Committee may accelerate vesting at any time in its discretion. No award may be exercised after the tenth anniversary of the grant date or the earlier termination of the award. Stock appreciation rights may be exercised for three months after termination of the employee’s service except (i) in the case of death, disability or retirement, in which case vested stock appreciation rights may be exercised at any time within three years following termination or death, as applicable; or (ii) if the employee’s service is terminated for cause, in which case the stock appreciation rights will terminate immediately upon the employee’s termination of service.

On April 19, 2006, the Compensation Committee awarded 40,000 restricted stock units to Mr. Parker, 12,000 each to Mr. Crellin, Mr. McClelland and Mr. Kirby at the Executive Vice President level, and 4,200 each to Ms. Eberwein, Mr. Howlett and Mr. Kerr at the Senior Vice President level. The restricted stock units vest over three years, one third on each anniversary of April 19, 2006, the grant date. Restricted stock units do not provide the right to vote the underlying shares, but provide for the payment of dividend equivalents. This means that the holder of stock units will receive payment equal to any cash dividends or other cash distributions paid with respect to a corresponding number of shares of our common stock. If any dividends or other distributions are paid in shares of our stock, the fair market value of these dividends or other distributions will be converted into additional restricted stock units.

The Compensation Committee also awarded 120,000 stock appreciation rights to Mr. Parker, 36,000 each to Mr. Crellin, Mr. McClelland and Mr. Kirby at the Executive Vice President level, and 12,500 each to Ms. Eberwein, Mr. Howlett and Mr. Kerr at the Senior Vice President level. The stock appreciation rights vest over three years, one third on each anniversary of April 19, 2006, and have a base price equal to the closing price on April 19, 2006, the grant date.

Upon Mr. Kirby’s promotion to President in October of 2006, Mr. Kirby received an additional equity grant of 75,000 stock appreciation rights. The stock appreciation rights have a base value equal to the closing price on October 2, 2006, the grant date, and vest over three years at the rate of one third on each anniversary of the grant date.

America West Holdings 2002 Incentive Equity Plan

The America West Holdings 2002 Incentive Equity Plan, approved by America West Holdings’ stockholders in May 2002, is a long-term compensation plan under which executives and other key salaried employees could be awarded stock options, restricted stock and other stock-based compensation. Terms of all awards were determined by the Compensation and Human Resources Committee of the America West Holdings Board of Directors, which administered the plan. The Committee generally imposed three-year vesting schedules for all grants, and the exercise price of all awards could not be less than the market value of a share of America West Holdings Class B common stock on the date of grant.

A total of 8,000,000 shares of America West Holdings Class B common stock were reserved under the 2002 Equity Incentive Plan. Immediately following the merger and the conversion of America West Holdings

Class B common stock into US Airways Group common stock, 2,702,229 shares of US Airways Group common stock were subject to outstanding awards and 312,363 shares of US Airways Group common stock were available for future issuance under the 2002 Equity Incentive Plan. We do not expect to issue any additional awards under the 2002 Equity Incentive Plan. However, stock awards that are terminated, forfeited or repurchased from the 2002 Incentive Equity Plan will result in an increase in the share reserve of the 2005 Equity Incentive Plan in an amount corresponding to the reduction originally made in respect of the award, converted to shares of US Airways Group common stock in accordance with the provisions of the merger agreement. The 2002 Incentive Equity Plan replaced the America West Holdings 1994 Incentive Equity Plan.

America West Holdings 1994 Incentive Equity Plan

The America West Holdings 1994 Incentive Equity Plan, approved by the America West Holdings stockholders in May 1994, is a long-term compensation plan under which executives and other key salaried employees could be awarded stock options, restricted stock and other stock-based compensation. Terms of all awards were determined by the Compensation and Human Resources Committee of the America West Holdings Board of Directors, which administered the plan. The exercise price of stock option awards could not be less than the market value of a share of America West Holdings Class B common stock on the date of grant. Immediately following the merger and the conversion of America West Holdings Class B common stock into US Airways Group common stock, 1,474,335 shares of US Airways Group common stock were subject to outstanding awards under the 1994 Incentive Equity Plan. The America West Holdings Board of Directors determined that no new awards would be granted under the 1994 Incentive Equity Plan following stockholder approval of the 2002 Incentive Equity Plan.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2006.

	Option Awards						Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive
										Awards:		Plan
										Number		Awards:
				Equity						of		Market
				Incentive						Unearned		or Payout
				Plan						Shares,		Value of
	Number			Awards:					Market	Units or		Unearned
	of	Number of		Number			Number of		Value of	Other		Shares,
	Securities	Securities		of Securities			Shares or		Shares or	Rights		Units or
	Underlying	Underlying		Underlying			Units of		Units of	That		Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	have		Rights
	Options	Options		Unearned	Exercise	Option	have not		have not	not		That have
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($) (13)	(#)		($) (10)

W. Douglas Parker		120,000	(1)		$38.44	4/19/2016	40,000	(6)	$2,154,000
		196,000	(2)		$19.30	09/27/2015	75,000	(7)	$4,038,750
		206,250	(3)		$20.97	08/04/2015	41,250	(8)	$2,221,312
	103,125				$25.60	2/25/2014				20,625	(9)	$1,110,656
	206,250				$13.45	3/27/2012
	33,000				$26.21	12/14/2010
	47,437				$40.15	7/26/2010
	20,625				$49.70	12/15/2009
	26,812				$47.88	4/08/2009
	14,437				$32.58	12/15/2008
	14,437				$60.30	3/2/2008
J. Scott Kirby		75,000	(4)		$46.11	10/2/2016	12,000	(6)	$646,200
		36,000	(1)		$38.44	4/19/2016	30,000	(7)	$1,615,500
		165,000	(2)		$19.30	9/27/2015				10,300	(9)	$554,655
	41,250				$25.60	2/25/2014
	10,312				$26.21	12/14/2010
	22,687				$48.64	1/5/2010
	6,187				$49.70	12/15/2009
	4,950				$32.58	12/15/2008
	4,125				$60.30	3/2/2008
	9,900				$34.70	10/9/2007
Derek J. Kerr		12,500	(1)		$38.44	4/19/2016	4,200	(6)	$226,170
		51,500	(2)		$19.30	9/27/2015	12,000	(7)	$646,200
	5,156				$49.70	12/15/2009				3,200	(9)	$172,320
	9,900				$69.09	5/20/2008
	2,062				$60.30	3/2/2008
C.A. Howlett		12,500	(1)		$38.44	4/19/2016	4,200	(6)	$226,170
		51,500	(2)		$19.30	09/27/2015	12,000	(7)	$646,200
	8,662				$49.70	12/15/2009				3,200	(9)	$172,320
	22,687				$44.24	2/24/2009
	4,950				$60.30	3/2/2008
Elise R. Eberwein		12,500	(1)		$38.44	4/19/2016	4,200	(6)	$226,170
	18,334	36,666	(5)		$27.55	11/2/2015	12,000	(7)	$646,200
Alan W. Crellin	—	—					—			—
Jeffrey D. McClelland	6,393				$49.70	12/15/2009
	35,062				$45.45	8/17/2009

(1)	Represents stock appreciation rights which vest in increments of one third on each of April 19, 2007, April 19, 2008 and April 19, 2009.

(2)	Represents stock appreciation rights which vest 50% on September 27, 2007 and 25% on each of September 27, 2008 and September 27, 2009.

(3)	Represents stock options which vest 50% on the second anniversary of the effective date of the merger and 25% vest on each of the third and fourth anniversaries of the effective date of the merger.

(4)	Represents stock appreciation rights which vest in increments of one third on October 2, 2007, October 2, 2008 and October 2, 2009.

(5)	Represents stock appreciation rights which vest in increments of one third on November 2, 2006, November 2, 2007 and November 2, 2008.

(6)	Represents restricted stock units which vest in increments of one third on each of April 19, 2007, April 19, 2008 and April 19, 2009.

(7)	Represents restricted stock units which vest 100% on November 2, 2007.

(8)	Represents restricted stock units which vest 50% on September 27, 2007 and 25% vest on each of September 27, 2008 and September 27, 2009.

(9)	Represents restricted stock units which provide that these units will not vest and no underlying shares will be issued unless the operating certificates of both airlines have been combined within three years after the effective time of the merger. Subject to foregoing restriction, the restricted stock units vest 50% on September 27, 2008 and September 27, 2009.

(10)	These amounts are based on a closing price of $53.85 per share on December 29, 2006, the last trading day of the 2006 fiscal year.

Option Exercises and Stock Vested

The following table sets forth information regarding all exercises of stock options or stock appreciation rights by or vesting of restricted stock held by the named executive officers during the 2006 fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

W. Douglas Parker	24,750	$380,358
	41,250	$1,453,980
	103,125	$3,922,669
	33,025	$1,057,394
	70,100	$2,183,440
J. Scott Kirby	4,125	$70,084
	24,750	$912,532
	82,500	$3,015,375
	41,250	$1,635,975
	41,250	$1,387,650

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Derek J. Kerr	4,125	$30,607
	4,125	$45,004
	4,950	$68,260
	4,125	$155,884
	12,375	$172,507
	7,700	$110,880
	8,800	$239,932
	18,562	$506,093
	5,913	$192,320
	4,712	$125,858
	10,000	$267,400
	9,149	$316,189
	5,288	$183,018
C.A. Howlett	6,187	$102,468
	10,312	$206,775
	9,075	$208,107
	12,375	$494,157
	16,500	$703,654
	8,250	$190,426
	2,906	$68,191
	11,531	$271,462
	12,375	$291,331
	12,375	$454,186
Elise R. Eberwein	12,375	$282,692
	10,312	$211,812
	9,487	$319,715
Alan W. Crellin	165,000	$6,180,900	42,000	$2,499,000
	85,000	$2,482,850
	36,000	$659,520
Jeffrey D. McClelland	22,001	$811,177	42,000	$1,728,720
	20,625	$842,119
	28,875	$835,642
	41,250	$1,006,500
	35,475	$1,042,965
	41,250	$1,223,475
	41,250	$1,387,650
	165,000	$4,209,150
	36,000	$229,320
	500	$15,365
	8,575	$262,566

Pension Benefits

US Airways previously maintained the Retirement Plan for Certain Employees of US Airways, Inc., a defined benefit pension plan, for its salaried and certain hourly employees. The retirement plan was terminated effective January 17, 2005, by agreement between the Pension Benefit Guaranty Corporation (“PBGC”) and US Airways in connection with its most recent bankruptcy reorganization. Effective February 1, 2005, the PBGC was appointed trustee for the plan. All outstanding bankruptcy claims relating to the plan have been resolved, and we no longer remain liable for the payment of benefits under the plan. Mr. Crellin was the only named executive officer who participated in the retirement plan.

Nonqualified Deferred Compensation

The following table sets forth information regarding our named executive officers’ deferred compensation arrangements that are not tax qualified.

Aggregate
	Executive	Registrant	Aggregate		Aggregate	Balance
	Contributions in	Contributions in	Earnings		Withdrawals/	at Last
	Last FY	Last FY	in Last FY		Distributions	FYE
Name	($)	($) (1)	($)		($)	($) (2)

W. Douglas Parker	—	—	—		—	—
J. Scott Kirby	—	—	—		—	—
Derek J. Kerr	—	—	—		—	—
C.A. Howlett	—	—	—		—	—
Elise R. Eberwein	—	—	—		—	—
Alan W. Crellin	—	$418,429	$100,369	(3)	$1,193,254	$348,111
Jeffrey D. McClelland	—	—	—		—	—

(1)	Contributions reported in the Nonqualified Deferred Compensation table are reported on the Summary Compensation Table in the column labeled “All Other Compensation.” Amount in this column includes $87,008 for the unfunded plan and $331,421 for the funded plan.

(2)	Amounts included in the column labeled “Aggregated Balance at Last FYE” include $189,146 that was reported as compensation to Mr. Crellin for previous years. The amount in this column represents the year-end balance in the unfunded plan.

(3)	A portion of these earnings are reported in the Summary Compensation Table in the column labeled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Consists of $78,143 for the funded plan and $22,226 for the unfunded plan.

The US Airways Funded Executive Defined Contribution Plan and the US Airways Unfunded Executive Defined Contribution Plan were adopted during 2003 to replace supplemental retirement arrangements in effect before US Airways Group’s and US Airways’ prior bankruptcy reorganization. Benefits accrued under the Funded Executive Defined Contribution Plan are funded through a secular trust, whereas benefits accrued under the Unfunded Executive Defined Contribution Plan are funded solely from our assets. These plans were assumed in connection with the plan of reorganization.

The Executive Defined Contribution Plans were designed to provide a contribution to each participant each year, the amount of which was actuarially determined for each executive based upon age, service and projected earnings, including the target annual incentive award, such that the annual contribution to the Executive Defined Contribution Plans and an assumed 8% investment return would achieve a target annual benefit of 50% of final average earnings based on total cash compensation at normal retirement age (age 62) when combined with the executive’s benefits under the tax-qualified retirement plans maintained by US Airways. Based on the initial plan design, Mr. Crellin was entitled to a benefit based upon three years of credited service for each of the first five years of service, and thereafter two years of credited service for each actual year of service up to a maximum of 30 years of credited service. Employee contributions have never been permitted under the plans.

The annual contribution to the Funded Executive Defined Contribution Plan could not exceed 64% of the executive’s earnings for the year, and the annual allocation to the Unfunded Executive Defined Contribution Plan could not exceed 16% of the executive’s earnings for the year. Eighty percent (80%) of the target benefit amount was calculated under the Funded Executive Defined Contribution Plan and reduced to present value based on actuarial assumptions under that plan, which amount, less the maximum amount of 401(k) contributions permitted for the year, was contributed to a secular trust on a monthly basis, subject to certain limitations on the total amount that could be contributed on an annual basis. Earnings were credited to the participant’s Funded Executive Defined Contribution Plan account based on the actual investment experience of the plan’s trust. Participants in the Funded Executive Defined Contribution Plan also received a payment to cover any income tax liabilities incurred in connection with the contributions to the secular trust. The remainder of the target benefit amount is unfunded and is credited to an account along with earnings at an annual interest rate of 8% pursuant to the Unfunded Executive Defined Contribution Plan. Participants in the Executive Defined Contribution Plans do not receive employer contributions under the tax-qualified retirement plans sponsored by US Airways (including the 401(k) and money purchase pension plans) or under any other nonqualified defined contribution plans. Benefits under the plans are fully vested.

Under a letter agreement entered into with Mr. Crellin on October 20, 2004, contributions under the Executive Defined Contribution Plans after October 11, 2004 were subject to a 25% reduction, which would be restored by monthly installments over a two-year period beginning October 12, 2006 if Mr. Crellin remained employed with us. The reduced amounts were required to be restored to Mr. Crellin upon his termination of employment due to death, disability, termination by us without cause or termination by Mr. Crellin for good reason, all as defined in Mr. Crellin’s employment agreement, which is described in greater detail above.

Upon termination of an executive on or after the occurrence of a change in control (as defined in the defined contribution plans), US Airways was required make an additional contribution or allocation to the Executive Defined Contribution Plans for the year in which the termination of employment occurs, in the amount equal to the allocations that US Airways would have had to make during the years for which US Airways would be required to continue to provide such benefits under the executive’s employment agreement or severance agreement. The merger on September 27, 2005 constituted a change in control under this provision of the Executive Defined Contribution Plans.

In 2006, we terminated the Funded Executive Defined Contribution Plan effective March 31, 2006, and paid Mr. Crellin $1,193,254 in settlement of his benefits under the plan. This amount includes additional contributions for 2006, quantified above in the column labeled “Registrant Contributions in Last FY,” calculated as follows: (i) we made the usual contributions to the plan for January, February and March 2006, plus (ii) we contributed the additional amounts Mr. Crellin would have received under the plan through the end of the two-year period following the merger, which represents the amounts we would have had to pay to Mr. Crellin upon termination of his employment following the merger (including restoration payments beginning in October 12, 2006 and accelerated due to Mr. Crellin’s termination for good reason) pursuant to Mr. Crellin’s employment agreement.

Mr. Crellin continues to be entitled to a defined contribution benefit under the Unfunded Executive Defined Contribution Plan, which is adjusted monthly for interest at an annual rate of 8%. In 2006, we made additional allocations for Mr. Crellin under this plan as indicated in the chart above, which were calculated as follows: (i) we made the usual contributions to the plan through the date of Mr. Crellin’s termination of employment in November of 2006, plus (ii) we contributed the additional restoration amounts accelerated due to Mr. Crellin’s termination for good reason pursuant to Mr. Crellin’s employment agreement, plus (iii) we credited Mr. Crellin’s account balance with earnings at an annual rate of 8%. Distribution from the Unfunded Executive Defined Contribution Plan will be made to Mr. Crellin in a single lump sum payment in cash after he reaches age 62. Company contributions to the Unfunded Executive Defined Contribution Plan ceased in November of 2006, when Mr. Crellin terminated his employment.

Potential Payments Upon Termination or Change of Control

This section describes payments that would be made to our named executive officers upon a change in control of the Company or following termination of employment. In the first part of this section, we describe benefits under general plans that apply to any executive officer participating in those plans. We then describe specific benefits to which each named executive officer is entitled, along with estimated amounts of benefits assuming termination as of December 29, 2006 for specified reasons.

Performance-Based Award Plan

Under our long-term incentive plan, the US Airways Group, Inc. Performance-Based Award Plan, referred to as the Performance Plan, which is described above in the narrative to the Summary Compensation Table, upon termination on account of retirement, total disability or death, a named executive officer is entitled to a cash payment equal to the award that would have been earned for the performance cycle that ends in the calendar year of termination had the executive’s employment continued until the award payment date. This amount is calculated under the Performance Plan using the same methodology as benefits are calculated for active employees.

Also, we would pay a prorated portion of the executive’s Performance Plan awards for the transition performance cycle that ends in the calendar year in which the executive’s employment terminates due to retirement, death or disability. The amount payable is equal to the award as calculated for active employees, multiplied by the number of whole calendar months that elapsed in the transition performance cycle prior to the executive’s termination of employment divided by the total number of whole calendar months in the transition performance cycle.

For the purposes of the Performance Plan, retirement refers to termination after reaching age 55 and completing at least ten years of service. Disability for this purpose is determined under the long-term disability plan, described below. These payments are quantified on the tables below for each executive assuming termination as of December 29, 2006.

2005 Equity Incentive Plan

Pursuant to the terms of their grant agreements under the 2005 Equity Incentive Plan, all stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) held by the named executive officers, other than the RSUs granted in connection with the merger with vesting conditioned upon the merger of the airlines’ operating certificates, are fully accelerated in the event of any of the following:

•	termination by us without “cause” or by reason of death or disability;

•	termination by the executive for “good reason”; or

•	termination by us for any reason within 24 months following a “change of control” that occurs after September 27, 2005.

Termination for “good reason” for this purpose for Mr. Parker would be determined under the provisions of Mr. Parker’s employment agreement, as described below. Termination for “good reason” for Ms. Eberwein and Messrs. Kirby, Howlett and Kerr would be determined under their Executive Change of Control and Severance Benefits Agreements, as described below. “Cause” under the 2005 Equity Incentive Plan means termination because the executive engaged in fraud, misappropriation of our property, gross misconduct damaging to our property, or gross misconduct damaging to our business, or because the executive is convicted of a felony or violates any of our material policies. Misappropriation would generally include the illegal use, theft or embezzlement of our property. Gross misconduct would be based on the facts of a particular event, but would be more than minor wrongful behavior. “Disability” for purposes of the 2005 Equity Incentive Plan means the executive cannot perform any occupation due to a medical condition that is expected to result in death or to last at least 12 months.

“Change of control” under the 2005 Equity Incentive Plan would occur if, in summary, (i) a person, entity or related group becomes the owner of at least 50% of our voting power, other than in a financing transaction or due to a stock redemption; (ii) a merger or similar transaction occurs and our stockholders do not retain more than 50% of the voting power of the surviving company or its parent in the same proportion as their ownership prior to the transaction; (iii) we dissolve or liquidate; (iv) we sell substantially all of our assets, except to an entity that is more than 50% owned by our stockholders in the same proportion as their ownership prior to the transaction; or (v) incumbents no longer make up a majority of the Board of Directors.

In addition, stock appreciation rights and stock options granted under the 2005 Equity Incentive Plan and under the America West 2002 Incentive Equity Plan and 1994 Incentive Equity Plan provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability or retirement. Retirement means retirement from us after age 65, or between the ages of 55 and 65 under rules established by the Compensation Committee. Currently, the Compensation Committee has not established any rules for retirement between the ages of 55 and 65.

Assuming that termination occurred on December 29, 2006 under any of the above, the value to the executives of their accelerated SARs and RSUs is shown in the tables below.

America West 1994 Incentive Equity Plan and 2002 Incentive Equity Plan

Stock options outstanding under the America West 1994 Incentive Equity Plan and the America West 2002 Incentive Equity Plan, under which grants are no longer made, receive fully accelerated vesting and exercisability following termination of employment by reason of death, disability or retirement. Our form of Executive Change of Control and Severance Benefits Agreement also provides for fully accelerated vesting in the event of a change of control. The merger on September 27, 2005 constituted a change of control and triggered the vesting of all outstanding stock options under these plans.

Annual Incentive Compensation Awards

Under our Incentive Compensation Plan of US Airways Group, Inc., a portion of the executive’s award, prorated for the number of whole months of the executive’s active service during the year, would be payable upon retirement, death or disability. Disability and retirement and not defined in the plan. Awards intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m) are not payable upon retirement.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under our long-term disability coverage for officers, a named executive officer would receive disability benefits in the amount of 66 2/3% of his or her base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). For this purpose, disability is defined as the inability to perform the executive’s position with us during the first five years of disability, and afterward the inability of the executive to perform any occupation for which he or she is reasonably qualified. Benefits are reduced by certain amounts received from other sources, such as state disability benefits, work earnings and retirement benefits. Benefits are fully insured and would be calculated, paid and administered by The Hartford Life Insurance Company. In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Mr. Parker, $15,556 per month for Ms. Eberwein, $20,000 per month for Mr. Kirby, $15,451 per month for Mr. Howlett, and $17,501 per month for Mr. Kerr.

In addition, we have obtained supplemental, portable, individual level term life insurance policies with various carriers for each of Messrs. Parker, Kirby and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers. The amounts of the respective benefits for each of Messrs. Parker, Kirby and Kerr are set forth in the tables below.

Employment Agreement with W. Douglas Parker

We have entered into an employment agreement with Mr. Parker that governs the terms and conditions of Mr. Parker’s employment with us. This agreement provides benefits to Mr. Parker upon termination of employment by Mr. Parker for any reason within 24 months following a change of control of America West, by Mr. Parker for “good reason” at any time, and by us other than due to Mr. Parker’s “misconduct.” The agreement also provides certain benefits to Mr. Parker if his employment agreement expires without being renewed by us or if he becomes disabled. The merger on September 27, 2005 constituted a change of control and triggered Mr. Parker’s ability to terminate his employment for any reason and receive full severance benefits, but Mr. Parker waived this right. Any subsequent change of control, however, could trigger these provisions. Mr. Parker’s termination payments are described in this section and an estimate of amounts that would be payable is outlined in the table below.

Events Triggering Payment

Under Mr. Parker’s employment agreement, termination would be for “misconduct” if: (i) Mr. Parker willfully and continually fails to perform his duties, except due to illness; (ii) Mr. Parker willfully commits an act that is dishonest and that can be demonstrated to be materially harmful to us or our subsidiaries; (iii) Mr. Parker is convicted of a felony involving moral turpitude; or (iv) Mr. Parker materially breaches covenants in his employment agreement. We must give Mr. Parker written notice of a failure to perform his duties or a breach of covenants, and Mr. Parker must be permitted to correct the failures, before termination can become effective under these two provisions. Felonies involving moral turpitude would be determined based on Arizona case law, but would generally include crimes that reflect negatively on Mr. Parker’s honesty, integrity or personal values, such as where one of the elements of the crime is fraud.

Termination under the agreement would be for “good reason” if Mr. Parker terminates his employment because any of the following occurs without his consent: (i) a material reduction in the nature or scope of Mr. Parker’s titles, position, functions, duties or responsibilities; (ii) we relocate Mr. Parker or require him to be based outside of the Phoenix, Arizona area; (iii) we materially fail to perform any obligation under the employment agreement; (iv) we do not get a successor to assume the employment agreement; or (v) Mr. Parker is not elected Chairman, President and CEO of America West Holdings and AWA. Termination for good reason due to change in the executive’s rank or compensation or due to relocation must be activated within 180 days of the triggering event. If we fail to perform a material obligation or fail to get a successor to assume the agreement, Mr. Parker must give us notice and an opportunity to cure the failure. Mr. Parker no longer holds the position of President, but he consented to this change, so “good reason” was not triggered.

Termination for disability would occur if Mr. Parker cannot perform his duties for at least six months within any 12-month period due to a physical or mental condition, and the condition is expected to continue. Mr. Parker’s employment agreement is currently effective through December 31, 2007, with one-year extensions thereafter. The employment agreement will expire at the end of a calendar year only if we provide written notice to Mr. Parker of nonrenewal by September 30 of that year.

A “change of control” is defined in Mr. Parker’s employment agreement to include:

•	Individuals currently constituting the Board of Directors of America West Holdings, or whose election to the board is approved by at least 2/3 of the incumbent directors, no longer constitute a majority of the board.

•	An individual, entity or related group acquires 25% or more of the combined voting power of America West Holdings or AWA.

•	An individual, entity or related group controlled by any former executive officers of America West Holdings acquires more than 50% of the America West Holdings’ Class A common stock or elects or appoints a representative to the Board of Directors of America West Holdings.

•	A merger, consolidation or reorganization of America West Holdings or AWA, unless America West Holdings’ stockholders continue to hold at least 75% of the voting power of the surviving entity in the same proportion as their ownership before the transaction.

•	America West Holdings or AWA enters a transaction where the companies are no longer publicly traded.

•	America West Holdings or AWA disposes of all or substantially all of its assets.

Conditions on Payment and Offsets

Mr. Parker’s employment agreement requires him to maintain the confidentiality of our confidential information. In addition, through six months following the date of Mr. Parker’s termination, he agrees not to solicit our employees to terminate their employment or accept other employment, except for his personal secretary. If Mr. Parker is entitled to receive severance payments under any of our other severance plans or policies, then the other severance payments will be reduced by the amount payable under Mr. Parker’s employment agreement, excluding tax gross-ups.

Termination Benefits

If Mr. Parker terminates his employment for any reason within 24 months after a change of control or for good reason, or if we terminate Mr. Parker’s employment for any reason other than misconduct, then Mr. Parker will receive the following termination benefits:

•	A severance payment equal to 200% of the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination.

•	Accelerated vesting of all stock options, stock appreciation rights, restricted stock units, long-term incentive compensation and other awards held by Mr. Parker pursuant to our 2005 Equity Incentive Plan and other incentive compensation plans (as described in the narrative to the Summary Compensation Table), which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award.

•	A payment equal to 200% of the greater of (i) 125% of Mr. Parker’s base salary and (ii) the amount that would have been paid to him if the Total Stockholder Return for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date. This payment would be in settlement of our obligations under the Performance-Based Award Plan, so that Mr. Parker would not receive the termination payments described above under the Performance-Based Award Plan in this case.

•	Continued benefits for Mr. Parker and his dependants under all medical plans and programs for a period of 24 months.

•	Continued term life insurance for a period of 24 months.

•	Lifetime reserved travel privileges for Mr. Parker and his wife and eligible dependants.

If Mr. Parker’s employment is terminated because we do not renew his employment agreement, Mr. Parker is entitled to:

•	A severance payment equal to the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination.

•	Accelerated vesting of all stock and other awards held by Mr. Parker pursuant to our incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award.

•	Payment under the Performance-Based Award Plan as described above as if Mr. Parker had terminated due to retirement, death or disability.

•	Continued benefits for Mr. Parker and his dependants under all medical plans and programs for a period of 24 months.

•	Continued term life insurance for a period of 24 months.

•	Lifetime reserved travel privileges for Mr. Parker and his wife and eligible dependants.

If Mr. Parker’s employment is terminated because of disability, Mr. Parker is entitled to:

•	A severance payment equal to the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination.

•	Accelerated vesting of all stock options, stock appreciation rights, restricted stock units, long-term incentive compensation and other awards held by Mr. Parker pursuant to our 2005 Equity Incentive Plan and other incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award.

•	Payment under the Performance-Based Award Plan as described above as if Mr. Parker had terminated due to retirement, death or disability.

•	Continued benefits for Mr. Parker and his dependants under all medical plans and programs for a period of 24 months.

•	Continued term life insurance for a period of 24 months.

•	Lifetime reserved travel privileges for Mr. Parker and his wife and eligible dependants.

If Mr. Parker’s employment terminates due to death, he is entitled to receive:

•	Accelerated vesting of all stock options, stock appreciation rights, restricted stock units, long-term incentive compensation and other awards held by Mr. Parker pursuant to our 2005 Equity Incentive Plan and other incentive compensation plans, which awards will remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award.

•	Continued benefits for Mr. Parker’s dependants under all medical plans and programs for a period of 24 months.

•	Lifetime reserved travel privileges for Mr. Parker’s wife and eligible dependants.

The employment agreement also provides a tax gross-up payment in an amount that will have an after-tax value equal to taxes that could be imposed if any severance payments due to Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

The following table sets forth the termination and/or change of control benefits payable to Mr. Parker under his employment agreement and under the termination and change of control benefits generally provided for all named executive officers described above, assuming termination of employment on December 29, 2006. Except for insured benefits, all payments will be made by us. All benefits in the table are pursuant to the terms of his employment agreement, unless otherwise noted.

	Executive
	Voluntary						Termination
	Termination					Company	on
	or	Voluntary		Executive		Termination	Expiration
	Company	Termination		Termination		Other	Date
	Termination	Following		for		than	Following
Executive Benefits and	for	Change of		Good		for	Non-
Payments upon Termination	Misconduct	Control		Reason		Misconduct	Extension	Death		Disability

Compensation:
Base Salary ($550,000)	—	$1,100,000		$1,100,000		$1,100,000	$550,000	—		$550,000
Annual Incentive Award	—	$1,375,000	(1)	$1,375,000	(1)	$1,375,000 (1)	$687,500 (1)	—		$687,500	(1)
Long Term Incentive Award	—	$1,738,000	(2)	$1,738,000	(2)	$1,738,000 (2)	$869,000	$869,000	(3)	$869,000	(3)
Acceleration of Unvested SARs and RSUs	—	$23,816,563	(4)	$23,816,563	(4)	$23,816,563 (4)	$23,816,563 (4)	$23,816,563	(4)	$23,816,563	(4)
Extended Option and SAR Exercise Period (5)	—	$5,866,003		$5,866,003		$5,866,003	$5,866,003	$5,866,003		$5,866,003
Benefits and Perquisites:
Medical Benefits (6)	—	$30,226		$30,226		$30,226	$30,226	$30,226		$30,226
Life Insurance	—	$7,706	(7)	$7,706	(7)	$7,706 (7)	$7,706 (7)	$2,000,000	(8)	$7,706	(7)
Travel Privileges	—	$157,341-		$157,341-		$157,341-	$157,341-	$157,341-		$157,341-
		$203,919	(9)	$203,919	(9)	$203,919 (9)	$203,919 (9)	$203,919	(9)	$203,919	(9)
Tax Gross-up on Travel Privileges	—	$118,006-		$118,006-		$118,006-	$118,006-	$118,006-		$118,006-
		$152,939		$152,939		$152,939	$152,939	$152,939		$152,939
280G Tax Gross-up	—	$3,365,088-		—		—	—	—		—
		$3,393,886	(10)
Total	—	$37,573,933-		$34,208,845-		$34,208,845-	$32,102,345-	$32,857,139-		$32,102,345-
		$37,684,242		$34,290,356		$34,290,356	$32,183,853	$32,938,650		$32,183,853

(1)	Amount shown is based on the target award for 2006, which was $687,500.

(2)	Amount shown is 200% of Mr. Parker’s total 2006 Performance Plan payment. Mr. Parker is not currently eligible for retirement under the Performance Plan.

(3)	The amount shown is Mr. Parker’s 2006 payment under the Performance Plan.

(4)	Aggregate value of unvested restricted stock units calculated at a price of $53.85, the closing price of our common stock on December 29, 2006, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $53.85.

(5)	Amount reflects the incremental compensation expense due to the extension of the exercise period of options. Assumes a stock price of $53.85, the closing price of our common stock on December 29, 2006, on the date of extension; annual interest rates of 4.97% at three months and 4.59% at 36 months; 50.0% volatility over three months and 54.6% volatility over 36 months; and no dividends.

(6)	Assumes that Mr. Parker elects continued coverage under COBRA with his current coverage elections. Amount shown reflects the value of our 2007 and 2008 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion. Benefits would be less if coverage terminated sooner.

(7)	Total premium for 24 months of current life insurance coverage assuming the current monthly premium.

(8)	Would be paid by the life insurance company.

(9)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 5.75% and RP2000 White Collar mortality table. Range shown in table assumes 0% to 2% annual increase in the cost of travel and average annual travel usage based on average 2006 travel usage among former company officers.

(10)	Assumes that Mr. Parker is entitled to full reimbursement by us of (i) any excise taxes that are imposed upon Mr. Parker as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 38.6% federal income tax rate, and a 4.79% state income tax rate. The value of stock options and SARs is calculated based on Internal Revenue Service guidance and based on assumptions of volatility and expected life as disclosed in footnote 1 of the Summary Compensation Table, a discount rate of 5.89%, and the closing price of our common stock on the last trading day of 2006. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Executive Change of Control and Severance Benefits Agreements for Messrs. Kirby, Kerr and Howlett and Ms. Eberwein

Messrs. Kirby, Kerr and Howlett have each entered into our form of Executive Change of Control and Severance Benefits Agreement for Senior Vice Presidents and officers of equal or higher rank. Ms. Eberwein has entered into our form of Executive Change of Control and Severance Benefits Agreement for Vice Presidents and officers of equal rank. These agreements provide benefits to the executives upon termination of employment, by us for any reason other than “misconduct” or disability or by the executive with “good reason,” in each case within 24 months following a change of control. The merger on September 27, 2005 constituted a change of control and triggered these provisions in the event of any of the listed termination events. Termination for any of these reasons would trigger the payments outlined in the tables below for each executive.

Events Triggering Payment

Under the agreements, termination would be for “misconduct” if: (i) the executive willfully and continually fails to perform his or her duties, except due to illness; (ii) the executive willfully commits an act that is dishonest and that can be demonstrated to be materially harmful to us; (iii) the executive is convicted of a felony involving moral turpitude; or (iv) the executive materially breaches covenants in his employment agreement, if any. We must give the executive written notice of a failure to perform his or her duties or a breach of covenants, and the executive must be permitted to correct the failures, before termination can become effective under these two provisions. Felonies involving moral turpitude would be determined based on Arizona case law, but would generally include crimes that reflect negatively on the executive’s honesty, integrity or personal values, such as where one of the elements of the crime is fraud.

Termination under the agreements would be for “good reason” if the executive terminates his or her employment because, without the executive’s consent, any of the following occurs: (i) a material adverse change in the nature or status of the executive’s pay, position, function, duties or responsibilities; (ii) we relocate the executive outside of the metropolitan area where he or she is based; or (iii) we fail to perform any material obligation we owe to the executive. Termination for good reason due to change in the executive’s rank or compensation or due to relocation must be activated within 90 days of the triggering event. If we fail to perform a material obligation, the executive must give us notice and an opportunity to cure the failure. Whether a material adverse change has occurred would be based on the facts of a particular change, but would generally involve a substantial, rather than a minor, alteration.

Termination for disability would occur if the executive cannot perform his or her duties for at least six months within any 12-month period due to a physical or mental condition, and the condition is expected to continue.

In addition to the termination payments following a change of control, the agreements provide that upon a change of control, the executive’s stock options will become fully vested and exercisable and the executive will be entitled to top priority, first class, positive space travel privileges for the executive and his or her dependents, for life. The merger on September 27, 2005 constituted a change of control and triggered these provisions. The agreement prohibits duplication of benefits, so this provision cannot be triggered again.

Conditions on Payment and Offsets

As a condition of receiving benefits under the agreement, the executive is required to sign a general waiver and release of claims against us and related parties. In addition, any severance benefits under the agreement may be reduced by any other severance benefits or other benefits we must pay in connection with the executive’s termination of employment by law, under a written employment or severance agreement with us (currently there are none), or any company policy or practice that would provide for the executive to remain on our payroll for a period of time after notice of termination of employment. Furthermore, the executive’s benefits under the agreement will terminate immediately if the executive violates any proprietary information or confidentiality obligation to us.

Termination Benefits

Upon termination within 24 months of a change of control under the conditions described above, the covered executive is entitled to receive:

•	A payment equal to 200% of the executive’s then-current annual base salary.

•	A payment equal to 200% of the executive’s then-current target incentive award under the annual incentive program.

•	A payment equal to 200% of the greater of (i) the covered executive’s target award under our Performance-Based Award Plan and (ii) the amount that would have been paid to the covered executive if the TSR for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date. This benefit applies only under the agreement for Senior Vice Presidents and does not apply under the agreement for Vice Presidents.

•	Payment of a portion of the continuation coverage premium for the executive and his or her dependants under all medical plans and programs for up to 24 months.

•	Extended exercisability of all vested stock options for 18 months following the executive’s termination of employment, but not beyond the maximum term of the options.

•	A tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

Payments will be made by us at the time and in the form determined by us in our discretion. The benefits could be paid in a lump sum or installments. Except for insured benefits, all payments will be made by us. Each of these payments is quantified in the tables below assuming termination as of December 29, 2006.

  J. Scott Kirby

The following table sets forth the termination and/or change of control benefits payable to Mr. Kirby under his Executive Change of Control and Severance Benefits Agreement and under the termination and change of control benefits generally provided for all named executive officers described above, assuming termination of employment on December 29, 2006.

				Company
				Termination
	Executive	Executive		Other Than for
	Voluntary	Termination for		Misconduct or
	Termination or	Good Reason		Disability
	Company	Following		Following
Executive Benefits and	Termination	a Change		a Change
Payments upon Termination	for Misconduct	in Control		in Control		Death		Disability

Compensation:
Base Salary ($490,000)	—	$980,000		$980,000		—		—
Annual Incentive Award	—	$588,000		$588,000		—		—
Long Term Incentive Award (1)	—	$1,303,400		$1,303,400		$651,700		$651,700
Extended Option Exercise Period	—	$516,825	(2)	$516,825	(2)	—		—
Acceleration of Unvested SARs and RSUs	—	$9,097,710	(3)	$9,097,710	(3)	$9,097,710	(3)	$9,097,710	(3)
Benefits and Perquisites:
Medical Benefits (4)	—	$30,212		$30,212		—		—
Life Insurance	—	—		—		$1,750,000	(5)	—
280G Tax Gross-up	—	$1,625,883	(6)	$1,625,883	(6)	—		—
Total	—	$14,142,030		$14,142,030		$11,499,410		$9,749,410

(1)	The amounts shown are based on the actual 2006 payments under the Performance Plan. Mr. Kirby is not currently eligible for retirement under the Performance Plan. Mr. Kirby’s special long-term incentive awards granted upon his promotion to President are not included because they were not granted under the Performance Plan.

(2)	Amount reflects the incremental compensation expense due to the extension of the exercise period of options. Assumes a stock price of $53.85, the closing price of our common stock on December 29, 2006, on the date of extension; annual interest rates of 4.97% at three months and 4.69% at 18 months; 50.0% volatility over three months and 54.3% volatility over 18 months; and no dividends.

(3)	Aggregate value of unvested restricted stock units calculated at a price of $53.85, the closing price of our common stock on December 29, 2006, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $53.85. For termination by us following a change in control, exceptions for misconduct and disability do not apply. For termination for good reason or termination by us without cause, a change in control is not required to accelerate vesting.

(4)	Assumes that Mr. Kirby elects continued coverage under COBRA with his current coverage elections. Amount shown reflects the value of our 2007 and 2008 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion. Benefits would be less if coverage terminated sooner.

(5)	Would be paid by the life insurance company.

(6)	Assumes that Mr. Kirby is entitled to full reimbursement by us of (i) any excise taxes that are imposed upon Mr. Kirby as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 38.6% federal income tax rate, and a 4.79% state income tax rate. The value of stock options and SARs is calculated based on Internal Revenue Service guidance and based on assumptions of volatility and expected life as disclosed in footnote 1 of the Summary Compensation Table, a discount rate of 5.89%, and the closing price of our common stock on the last trading day of 2006. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

  Derek J. Kerr

The following table sets forth the termination and/or change of control benefits payable to Mr. Kerr under his Executive Change of Control and Severance Benefits Agreement and under the termination and change of control benefits generally provided for all named executive officers described above, assuming termination of employment on December 29, 2006.

				Company
				Termination
				Other
	Executive	Executive		Than for
	Voluntary	Termination for		Misconduct or
	Termination or	Good Reason		Disability
	Company	Following		Following
Executive Benefits and	Termination	a Change		a Change
Payments upon Termination	for Misconduct	in Control		in Control		Death		Disability

Compensation:
Base Salary ($315,000)	—	$630,000		$630,000		—		—
Annual Incentive Award	—	$283,500		$283,500		—		—
Long Term Incentive Award (1)	—	$630,000		$630,000		$315,000		$315,000
Extended Option Exercise Period	—	$160,178	(2)	$160,178	(2)	—		—
Acceleration of Unvested SARs and RSUs	—	$2,844,320	(3)	$2,844,320	(3)	$2,844,320	(3)	$2,844,320	(3)
Benefits and Perquisites:
Medical Benefits (4)	—	$30,226		$30,226		—		—
Life Insurance	—	—		—		$1,500,000	(5)	—
280G Tax Gross-up	—	$608,122	(6)	$608,122	(6)	—		—
Total	—	$5,186,346		$5,186,346		$4,659,320		$3,159,320

(1)	The amounts shown are based on actual 2006 payments under the Performance Plan. Mr. Kerr is not currently eligible for retirement under the Performance Plan.

(2)	Amount reflects the incremental compensation expense due to the extension of the exercise period of options. Assumes a stock price of $53.85, the closing price of our common stock on December 29, 2006, on the date of extension; annual interest rates of 4.97% at three months and 4.69% at 18 months; 50.0% volatility over three months and 54.3% volatility over 18 months; and no dividends.

(3)	Aggregate value of unvested restricted stock units calculated at a price of $53.85, the closing price of our common stock on December 29, 2006, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $53.85. For termination by us following a change in control, exceptions for misconduct and disability do not apply. For termination for good reason or termination by us without cause, a change in control is not required to accelerate vesting.

(4)	Assumes that Mr. Kerr elects continued coverage under COBRA with his current coverage elections. Amount shown reflects the value of our 2007 and 2008 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion. Benefits would be less if coverage terminated sooner.

(5)	Would be paid by the life insurance company.

(6)	Assumes that Mr. Kerr is entitled to full reimbursement by us of (i) any excise taxes that are imposed upon Mr. Kerr as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 38.6% federal income tax rate, and a 4.79% state income tax rate. The value of stock options and SARs is calculated based on Internal Revenue Service guidance and based on assumptions of volatility and expected life as disclosed in footnote 1 of the Summary Compensation Table, a discount rate of 5.89%, and the closing price of our common stock on the last trading day of 2006.

The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

C.A. Howlett

The following table sets forth the termination and/or change of control benefits payable to Mr. Howlett under his Executive Change of Control and Severance Benefits Agreement and under the termination and change of control benefits generally provided for all named executive officers described above, assuming termination of employment on December 29, 2006.

					Company
					Termination
					Other
	Executive		Executive		Than for
	Voluntary		Termination for		Misconduct or
	Termination or		Good Reason		Disability
	Company		Following		Following
Executive Benefits and	Termination		a Change		a Change
Payments upon Termination	for Misconduct		in Control		in Control		Death		Disability

Compensation:
Base Salary ($278,100)	—		$556,200		$556,200		—		—
Annual Incentive Award	—		$250,290		$250,290		—		—
Long Term Incentive Award (1)	$278,100		$556,200		$556,200		$278,100		$278,100
	(retirement only	)
Extended Option Exercise Period	—		$313,814	(2)	$313,814	(2)	—		—
Acceleration of Unvested SARs and RSUs	—		$2,844,320	(3)	$2,844,320	(3)	$2,844,320	(3)	$2,844,320	(3)
Benefits and Perquisites:
Medical Benefits (4)	—		$30,212		$30,212		—		—
280G Tax Gross-up	—		$554,774	(5)	$554,774	(5)	—		—
Total	$278,100		$5,105,810		$5,105,810		$3,122,420		$3,122,420

(1)	The amounts shown are based on the actual 2006 payments under the Performance Plan.

(2)	Amount reflects the incremental compensation expense due to the extension of the exercise period of options. Assumes a stock price of $53.85, the closing price of our common stock on December 29, 2006, on the date of extension; annual interest rates of 4.97% at three months and 4.69% at 18 months; 50.0% volatility over three months and 54.3% volatility over 18 months; and no dividends.

(3)	Aggregate value of unvested restricted stock units calculated at a price of $53.85, the closing price of our common stock on December 29, 2006, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $53.85. For termination by us following a change in control, exceptions for misconduct and disability do not apply. For termination for good reason or termination by us without cause, a change in control is not required to accelerate vesting.

(4)	Assumes that Mr. Howlett elects continued coverage under COBRA with his current coverage elections. Amount shown reflects the value of our 2007 and 2008 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion. Benefits would be less if coverage terminated sooner.

(5)	Assumes that Mr. Howlett is entitled to full reimbursement by us of (i) any excise taxes that are imposed upon Mr. Howlett as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 38.6% federal income tax rate, and a 4.79% state income tax rate. The value of stock options and SARs is calculated based on Internal Revenue Service guidance and based on assumptions of volatility and expected life as disclosed in footnote 1 of the Summary

Compensation Table, a discount rate of 5.89%, and the closing price of our common stock on the last trading day of 2006. The calculation were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Elise Eberwein

The following table sets forth the termination and/or change of control benefits payable to Ms. Eberwein under her Executive Change of Control and Severance Benefits Agreement and under the termination and change of control benefits generally provided for all named executive officers described above, assuming termination of employment on December 29, 2006.

				Company
		Executive		Termination
		Termination		Other
	Executive	for		Than for
	Voluntary	Good		Misconduct or
	Termination or	Reason		Disability
	Company	Following		Following
Executive Benefits and	Termination	a Change		a Change
Payments upon Termination	for Misconduct	in Control		in Control		Death		Disability

Compensation:
Base Salary ($280,000)	—	$560,000		$560,000		—		—
Annual Incentive Award	—	$252,000		$252,000		—		—
Extended Option Exercise Period	—	—	(1)	—	(1)	—		—
Acceleration of Unvested SARs and RSUs	—	$2,029,311	(2)	$2,029,311	(2)	$2,029,311	(2)	$2,029,311	(2)
Benefits and Perquisites:
Medical Benefits (3)	—	$9,170		$9,170		—		—
280G Tax Gross-up	—	$338,238	(4)	$338,238	(4)	—		—
Total	—	$3,188,719		$3,188,719		$2,029,311		$2,029,311

(1)	Ms. Eberwein does not hold any outstanding stock options, so this benefit does not apply to her currently.

(2)	Aggregate value of unvested restricted stock units calculated at a price of $53.85, the closing price of our common stock on December 29, 2006, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $53.85. For termination by us following a change in control, exceptions for misconduct and disability do not apply. For termination for good reason or termination by us without cause, a change in control is not required to accelerate vesting.

(3)	Assumes that Ms. Eberwein elects continued coverage under COBRA with her current coverage elections. Amount shown reflects the value of our 2007 and 2008 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion. Benefits would be less if coverage terminated sooner.

(4)	Assumes that Ms. Eberwein is entitled to full reimbursement by us of (i) any excise taxes that are imposed upon Ms. Eberwein as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon him as a result of our reimbursement of him for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 38.6% federal income tax rate, and a 4.79% state income tax rate. The value of stock options and SARs is calculated based on Internal Revenue Service guidance and based on assumptions of volatility and expected life as disclosed in footnote 1 of the Summary Compensation Table, a discount rate of 5.89%, and the closing price of our common stock on the last trading day of 2006. The calculation were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Employment Agreement and Termination of Alan W. Crellin

US Airways entered into an employment agreement with Mr. Crellin in September 2005, which was approved by the bankruptcy court as a modified assumption of the Severance Agreement between US Airways and Mr. Crellin dated June 26, 2002, as amended. The employment agreement was subsequently amended effective April 4, 2006.

Mr. Crellin was entitled under his employment agreement to receive certain payments and benefits upon his termination of employment for “good reason.” Under the employment agreement, Mr. Crellin could terminate his employment for good reason if any of the following were to occur: (i) our action that results in a material reduction in Mr. Crellin’s position, authority, duties or responsibilities; (ii) our failure to comply with the material terms of the employment agreement; (iii) after a change of control, our failure to provide a minimum level of base salary, retirement plans, target annual and long-term incentive award, travel privileges, vacation, and other employee benefits as required under the employment agreement; (iv) relocation of Mr. Crellin away from Washington, D.C.; (v) our attempt to terminate Mr. Crellin’s employment in a way that is not permitted in the employment agreement; or (vi) our failure to require a successor to assume the agreement. If we reduced Mr. Crellin’s position or materially breached the employment agreement, Mr. Crellin was required to give us notice and an opportunity to cure the failure.

Mr. Crellin terminated his employment under the employment agreement, effective November 15, 2006, for “good reason,” as a result of the reduction in his position in connection with a restructuring of management responsibilities in September and October of 2006. Accordingly, Mr. Crellin received the following additional payments and benefits pursuant to the terms of his employment agreement, the 2005 Equity Incentive Plan and the Performance-Based Award Plan:

Amount of Payment or
Value of Benefit (1)	Explanation

$1,015,920	Two times reduced annual base salary of $317,475 plus two times the target annual incentive award for 2006 (the year of termination), which was 60% of base salary.
$2,570	Continued life insurance coverage for 18 months on the same premium and coverage basis (or an equivalent payment).
$84,176 – $102,296 (2)	Continuation of travel privileges, as described above in the narrative following the Summary Compensation Table, for Mr. Crellin and his eligible family members for life.
$47,956 (3)	Medical benefits through age 65 at active employee rates.
$11,700,660 (4)	Value of acceleration of vesting for restricted stock units ($2,499,000) and stock appreciation rights ($9,201,660).
$373,333 (5)	Payment due upon termination for “retirement” under the Performance-Based Award Plan as described above.

(1)	Mr. Crellin’s termination payments do not include amounts he waived in exchange for certain payments in April of 2006, pursuant to an amendment to his employment agreement. Those amounts are reflected on the Summary Compensation Table in the column labeled “All Other Compensation,” and are described further in the narrative to that table.

(2)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 5.75% and RP2000 White Collar mortality table. Range shown assumes between 0% to 2% annual increase in the cost of travel and average annual travel usage based on average 2006 travel usage among former company officers.

(3)	Assumes that Mr. Crellin continues with his current coverage elections through age 65. Amount shown reflects the value of the employer portion of premiums for group medical, dental and vision coverage through January 31, 2012, less the current employee portion. Premiums for 2007 and 2008 are based on our actual rates, while premiums for 2009 and thereafter assume continuation of the 2008 rate. Benefits would be less if coverage terminated sooner, and coverage would become secondary if Mr. Crellin becomes eligible for coverage with another employer.

(4)	Aggregate value of unvested restricted stock units calculated at a price of $59.50, the closing price of our common stock on November 15, 2006, the date of Mr. Crellin’s termination of employment, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $59.50.

(5)	Based on 2006 payment of target bonuses with respect to the transitional performance period that began on September 27, 2005 and ended December 31, 2006. Prorated based on number of months completed in performance period (thirteen out of fifteen), because this was a transitional performance period.

Mr. Crellin is also entitled to the retirement benefits set forth and described under the section entitled “Nonqualified Deferred Compensation” above. In connection with the US Airways, Inc. Unfunded Executive Defined Contribution Plan, upon his termination of employment Mr. Crellin received an additional allocation of $16,638. Mr. Crellin received this amount to restore prior contributions that were reduced by agreement between us and Mr. Crellin, and which were required to be restored upon Mr. Crellin’s termination for good reason under his employment agreement.

Mr. Crellin has agreed to hold our secret or confidential information, knowledge or data as confidential, including after the termination of his employment. The employment agreement also provides that Mr. Crellin may not solicit our customers or employees for one year after termination and that he will not make any disparaging statements about us or discuss his termination of employment with certain specified persons. To receive the payments provided for under the agreement following his termination of employment, the agreement provides that Mr. Crellin must sign a general release of claims, and it also provides that if Mr. Crellin breaches the restrictive covenants, he forfeits payments and benefits being provided to him. Mr. Crellin signed a release of claims on November 15, 2006. In the event of a breach, we can also seek repayment of amounts previously paid.

Jeffrey D. McClelland

Mr. McClelland entered into our form of Executive Change of Control and Severance Benefits Agreement for Senior Vice Presidents and officers of equal or higher rank. This agreement is described above. Mr. McClelland’s employment terminated due to his death in September of 2006. Mr. McClelland did not receive any payments under the agreement because he did not terminate for one of the reasons specified under the agreement.

Upon Mr. McClelland’s termination, we continued the travel benefits that his family received during Mr. McClelland’s employment, which are described above in the narrative following the Summary Compensation Table. Under the terms of this continuation, Mr. McClelland’s spouse will continue to receive travel benefits until her death or remarriage, and his children will continue to receive travel benefits while Mr. McClelland’s spouse continues to receive travel benefits, until they are no longer considered eligible dependents. In addition, Mr. McClelland’s parents will continue to receive travel benefits for the remainder of their lives, and Mr. McClelland’s spouse will receive 12 guest travel passes per year.

Mr. McClelland’s estate received the following post-termination payments and benefits pursuant to the travel benefits described above, the terms of the 2005 Equity Incentive Plan, the Performance-Based Award Plan, and our life insurance benefits:

Amount of Payment or
Value of Benefit	Explanation

$8,173	Post-termination salary payments. Mr. McClelland was paid through the end of the payroll period in which he terminated.
$382,500	Annual incentive award.
$1,750,000	Life insurance distribution from company-paid individual life insurance policy.
$148,613 – $198,822 (1)	Travel privileges for family.
$5,433,540 (2)	Value of acceleration of restricted stock unit vesting ($1,728,720) and stock appreciation right vesting ($3,704,820).
$565,250 (3)	Payment due upon termination due to death under the Performance-Based Award Plan as described above.

(1)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 5.75% and RP2000 White Collar mortality table. Range shown in table assumes 0% to 2% annual increase in the cost of travel and average annual travel usage based on average 2006 travel usage among former company officers.

(2)	Aggregate value of unvested restricted stock units calculated at a price of $41.16, the closing price of our common stock on September 8, 2006, the most recent trading day preceding the date of Mr. McClelland’s termination of employment, which did not fall on a trading day, plus the aggregate amount of the spread between the exercise price of unvested stock appreciation rights and $41.16.

(3)	Actual award for the performance cycle that began January 1, 2004 and ended December 31, 2006. No other performance cycles would be payable under the Performance-Based Award Plan.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors in 2006.

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation		Total
Name	($)	($)	($) (1) (3)	($)	Earnings	($)		($)

Richard A. Bartlett	$43,000	—	$34,808	—	—	$14,534	(4)	$92,342
Herbert A. Baum	$54,000	—	$34,808	—	—	$360		$89,168
Matthew J. Hart	$21,000	—	$43,835	—	—	$12,968	(5)	$77,803
Richard C. Kraemer	$65,000	—	$34,808	—	—	$29,270	(6)	$129,078
Cheryl G. Krongard	$44,000	—	$34,808	—	—	$3,429		$82,237
Bruce R. Lakefield	$46,000	—	$34,808	—	—	—		$80,808
Robert A. Milton (2)	$16,000	—	—	—	—	$85		$16,085
Hans Mirka (2)	$23,000	—	—	—	—	$2,032		$25,032
Denise M. O’Leary	$58,000	—	$34,808	—	—	$404		$93,212
George M. Philip	$53,000	—	$34,808	—	—	$2,550		$90,358
Richard P. Schifter	$46,000	—	$34,808	—	—	$16,995	(7)	$97,803
Edward L. Shapiro	$55,000	—	$34,808	—	—	$13,353	(8)	$103,161
J. Steven Whisler	$54,000	—	$34,808	—	—	$3,714		$92,522

(1)	Amounts in this column represent the aggregate amount of stock option expense in 2006 for the directors. For a description of the assumptions made to arrive at these amounts, see note 17 to US Airways Group’s consolidated financial statements in US Airways Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The grant date fair value of the stock options granted in 2006 is the same as the amount of expense for 2006.

(2)	The individual was no longer serving as a director on the date options were granted for the 2006 fiscal year.

(3)	The aggregate number of option awards outstanding for each of the directors at December 31, 2006 was as follows:

Name	Options

Richard A. Bartlett	4,125
Herbert A. Baum	20,625
Matthew J. Hart	3,781
Richard C. Kraemer	26,810
Cheryl G. Krongard	4,125
Bruce R. Lakefield	4,125
Robert A. Milton	—
Hans Mirka	—
Denise M. O’Leary	26,810
George M. Philip	4,125
Richard P. Schifter	26,810
Edward L. Shapiro	4,125
J. Steven Whisler	23,099

(4)	Amount includes $13,400 for travel benefits.

(5)	Amount includes $12,062 for insurance premiums paid under the charitable contribution program described below.

(6)	Amount includes $12,671 for travel benefits and $12,016 for insurance premiums paid under the charitable contribution program described below.

(7)	Amount includes $12,016 for insurance premiums paid under the charitable contribution program described below.

(8)	Amount includes $11,073 for travel benefits.

Board of Director Fees

Non-employee directors of US Airways Group are paid an annual retainer of $20,000 in cash in four quarterly payments, plus $1,000 for each Board or committee meeting attended in person or by telephone. In addition, non-employee directors who serve as committee chairs, other than the audit committee, receive an annual retainer of $4,000. The audit committee chair receives a $10,000 annual retainer. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings. Directors who are employees of US Airways Group receive no directors’ fees.

Equity Compensation Awards

US Airways Group 2005 Equity Incentive Plan

Our non-employee directors are entitled to participate in our 2005 Equity Incentive Plan. Pursuant to the terms of the 2005 Equity Incentive Plan, each new non-employee director automatically receives a grant of 4,125 options exercisable for shares of our common stock at the fair market value per share on the date of grant, which is the date of initial election or appointment to the Board. Each option is fully vested on the date of grant. Fair market value is defined in the plan as the closing price of our common stock on the New York Stock Exchange on the date of grant. Alternatively, the initial award may be in the form of a stock bonus award or stock unit award, if so determined by the Board in accordance with the terms of the 2005 Equity Incentive Plan.

In accordance with the terms of the 2005 Equity Incentive Plan, on the date of each annual meeting of stockholders, each non-employee director receives an annual grant of 4,125 options exercisable for shares of our common stock at the fair market value per share on the date of grant. If the director has not been serving as a non-employee director since the last annual meeting, the number of shares subject to the award is reduced pro rata for each full month prior to the grant date that the individual did not serve as a director. Each option is fully vested on the date of grant. Alternatively, the annual award may be in the form of a stock bonus award or stock unit award, if so determined by the Board in accordance with the terms of the plan. On May 17, 2006, options exercisable for 4,125 shares of our common stock were granted to each of Messrs. Bartlett, Baum, Kraemer, Lakefield, Philip, Schifter, Shapiro and Whisler and Ms. Krongard and Ms. O’Leary. The options granted on May 17, 2006 have an exercise price of $46.63, which was the closing price of our common stock on the date of grant, were fully vested on May 17, 2006 and will expire on May 17, 2016. On June 28, 2006, Matthew Hart was appointed to the Board and received a grant of 3,781 options exercisable for shares of our common stock. The options granted to Mr. Hart have an exercise price of $47.30, which was the closing price of our common stock on the date of grant, were fully vested on June 28, 2006 and will expire on June 28, 2016.

America West Holdings 1994 and 2002 Incentive Equity Plans

Under the America West Holdings 2002 Incentive Equity Plan and the America West Holdings 1994 Incentive Plan, non-employee directors received formula grants of options and restricted stock. In connection with the merger, all outstanding options of America West Holdings, including those held by non-employee directors under the 1994 Incentive Equity Plan and 2002 Incentive Equity Plan, were converted into options exercisable for shares of common stock of US Airways Group, pursuant to the terms of the merger agreement. US Airways Group does not expect to issue any additional awards to non-employee directors under these plans.

Travel Benefits

Our non-employee directors and their immediate family members, including dependant children, are provided free transportation on AWA and US Airways, along with reimbursement for federal and state income taxes in connection with that travel. Non-employee directors are also granted 12 passes each year for free transportation on AWA and US Airways (along with reimbursement of related taxes) that they may distribute to family and non-family members, and have access to our lounges in various airports. In 2006, all of our non-employee directors or their immediate family members used these travel benefits.

Richard P. Schifter, one of our retired non-employee directors, has received the following benefits in connection with his retirement from the Board: (i) unlimited reserved travel in any class of service for him and his eligible dependent children; (ii) 12 free passes per year for reserved travel for his non-eligible family members and friends; (iii) membership for him and his spouse at our airport lounges; and (iv) Chairman’s Preferred status for him and his spouse.

Directors’ Charitable Contribution Program

America West Holdings previously maintained the America West Holdings Corporation Directors’ Charitable Contribution Program under which all directors of America West Holdings were invited to participate. Under the Charitable Contribution Program, upon the death of a participant, America West Holdings is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. A director has to be vested in the Charitable Contribution Program in order for his or her designated recipient to receive a donation. All participants serving as directors of America West Holdings at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. Current directors who are participants in the Charitable Contribution Program include: Ms. O’Leary and Messrs. Parker, Baum, Hart, Kraemer, Schifter and Whisler. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by America West Holdings on the lives of the participants. Under the terms of the Charitable Contribution Program, America West Holdings is allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid and all tax deductions for the charitable contributions accrue solely to us.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2006, which include the following:

•	US Airways Group, Inc. 2005 Equity Incentive Plan;

•	America West Holdings 2002 Incentive Equity Plan; and

•	America West Holdings 1994 Incentive Equity Plan.

	(a)		(c)
	Number of		Number of Securities
	Securities to be	(b)	Remaining Available
	Issued	Weighted Average	for Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders (1)	3,309,317	$31.53	5,447,790
Equity Compensation Plans Not Approved by Stockholders (2)	1,548,494	$31.78	315,117

TOTAL	4,857,811	$31.63	5,762,907

(1)	US Airways Group currently has one equity compensation plan, the 2005 Equity Incentive Plan, which was adopted as part of its plan of reorganization. Under Delaware law, approval of the 2005 Equity Incentive Plan as part of the plan of reorganization is deemed to be approved by US Airways Group’s stockholders.

(2)	America West Holdings had two equity compensation plans, the 1994 Incentive Equity Plan and the 2002 Incentive Equity Plan, both of which were approved by America West Holding’s stockholders prior to the merger, but have not been approved by US Airways Group’s stockholders. Both of these plans have shares that will become issuable pursuant to outstanding options. As a result of the merger, all outstanding equity awards under these two plans were converted into awards exercisable for shares of US Airways Group common stock pursuant to the terms of the merger agreement. We do not expect to issue any additional awards under these plans, both of which are described above in the narrative following the Summary Compensation Table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Richard A. Bartlett, who was nominated by Eastshore as a member of our Board of Directors, is a greater than 10% owner of Air Wisconsin. US Airways and Air Wisconsin entered into a regional jet services agreement under which Air Wisconsin may, but is not required to, provide regional jet service under a US Airways Express code share arrangement. On April 8, 2005, Air Wisconsin notified us of its intention to deploy 70 regional jets, the maximum number provided for in the agreement, into the US Airways Express network. The amount paid to Air Wisconsin in 2006 was approximately $336 million.

Indemnity Agreements

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of US Airways Group or its subsidiaries.

Policies and Procedures For Review and Approval of Related Party Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of US Airways Group, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which US Airways Group participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of US Airways Group. Our Code of Business Conduct and Ethics requires all employees, including our principal executive officer, principal financial officer and principal accounting officer, and our directors, who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable; the Compliance Officer, who is the General Counsel; or to the General Counsel’s office. Once a personnel supervisor, the Compliance Officer or the General Counsel’s office receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full text of our Code of Ethics is available on our web site at www.usairways.com under the links “About US — Investor Relations — Corporate Governance.”

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to US Airways that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the General Counsel and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all of our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Audit Committee Report	The Audit Committee acts under a written charter, which was adopted by the Board on September 30, 2005. A copy of the Audit Committee charter is available on our web site at www.usairways.com.

The Audit Committee has reviewed and discussed with our management our audited financial statements for the fiscal year ended December 31, 2006 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm for the fiscal year ending December 31, 2006, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees), as amended, and has discussed with KPMG LLP its independence and has considered the compatibility of the non-audit services provided by KPMG LLP with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Additional Information	The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Respectfully submitted,

Audit Committee

Denise M. O’Leary (Chair)
Matthew J. Hart
Richard C. Kraemer
George M. Philip

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm	The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board of Directors, has appointed the firm of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. KPMG LLP has served as our independent auditors for more than eleven years and has served as independent auditors of America West Holdings for more than three years. Our Audit Committee considers KPMG LLP to be well qualified. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

INFORMATION ABOUT OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees	The following table presents fees for professional services rendered by KPMG LLP for the audits of the financial statements of US Airways Group and its subsidiaries as of and for the fiscal years ended December 31, 2006 and 2005, as well as fees for other services rendered by KPMG LLP during these periods.

	Fiscal 2006	Fiscal 2005 (1)

Audit Fees	$3,155,015	$5,300,717
Audit-Related Fees	505,000	730,311
Tax Fees	60,500	218,577
All Other Fees	—	—

Total	$3,720,515	$6,249,605

(1)	Prior to the merger, KPMG LLP represented both (a) America West Holdings and AWA and (b) US Airways Group and US Airways, out of separate offices. The fees included in the table for 2005 reflect the fees paid to KPMG LLP for its services to America West Holdings and AWA and for its services to US Airways Group and US Airways.

Audit Fees for the fiscal year ended December 31, 2006 were for professional services rendered for the audits of the annual financial statements (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, and services rendered in connection with SEC filings.

Audit Fees for the fiscal year ended December 31, 2005 were for professional services rendered for the audits of the annual financial statements (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, professional services rendered for the 2004 audit of US Airways which were billed in 2005 due to the bankruptcy, services related to bankruptcy audit issues before the merger and bankruptcy and purchase accounting issues after the merger, and services rendered in connection with SEC filings before and after the merger.

Audit-Related Fees for the fiscal year ended December 31, 2006 were for audits of employee benefit plans in 2006 and other statutory audits.

Audit-Related Fees for the fiscal year ended December 31, 2005 were for audits of employee benefit plans in 2005, audits of employee benefit plans in 2004 for US Airways which were billed in 2005 due to the bankruptcy, and other statutory audits.

Tax Fees as of the fiscal year ended December 31, 2006 were for tax compliance and tax planning services.

Tax Fees as of the fiscal year ended December 31, 2005 were for tax compliance, tax planning and merger-related tax advice.

There were no fees that fall into the classification of All Other Fees for the fiscal years ended December 31, 2006 and 2005.

Audit Committee Disclosure	The Audit Committee has determined that the rendering of the permitted non-audit services during fiscal year 2006 by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves certain specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual basis. The Chair of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so, but any pre-approval decisions must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated the Vice President and Controller to monitor the performance of all services provided by the independent auditor and to determine whether these services are in compliance with the pre-approval policy. The Vice President and Controller is required to report the results of his monitoring to the Audit Committee on a periodic basis. The policy prohibits retention of the independent registered public accounting firm to perform prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC, and also considers whether the proposed services are compatible with the independence of the independent registered public accounting firm.

PROPOSAL 3 — STOCKHOLDER PROPOSAL RELATING
TO DISCLOSURE OF POLITICAL CONTRIBUTIONS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 200 shares of our common stock, has advised us of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of common stock, present in person or represented by proxy at the Annual Meeting and entitled to vote.

RESOLVED:  “That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, Phoenix, San Francisco, Los Angeles, Dallas, Houston and Miami, and in The Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.” “And if no such disbursements were made, to have that fact publicized in the same manner.”

REASONS:  “This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”

“If you AGREE, please mark your proxy FOR this resolution.”

Our Response to the Stockholder Proposal

Our Board of Directors recommends that our stockholders vote against Proposal No. 3 because it would require us to incur additional costs without any appreciable benefit to stockholders. Under applicable law, we are prohibited from making corporate political contributions at the federal level and in approximately half of the states. We do make occasional contributions to state and local candidates where permitted by law. We also maintain and operate the US Airways Group, Inc. Political Action Committee. In each instance, we fully comply with all applicable reporting and public disclosure requirements.

Because we are committed to complying with applicable campaign finance laws, including all reporting requirements, we believe the report requested in this proposal is unnecessary and not worth the cost to the company. Furthermore, detailed records of our contributions to election campaigns and political action committees are already available to the general public free of charge from the Federal Election Commission (through their website at www.fec.gov, or by sending a request by mail or facsimile to the Federal Election Commission’s Public Records Office). The records that are publicly available through the Federal Election Commission identify the name of each contributor and the amount contributed. For example, any stockholder or other person interested in our political contributions can see the identity of each recipient of contributions from the US Airways Group, Inc. political action committee, plus the amount contributed, as well as which individuals or entities contributed what amount to the US Airways Group, Inc. Political Action Committee.

Because any member of the public can already obtain federal campaign and political action committee contribution information any time they want, our Board of Directors does not believe there is any justification for requiring us to pay individual news media outlets in specified locations to publicize that information once a year in a newspaper advertisement.

The Board of Directors unanimously recommends that the stockholders vote “AGAINST” the stockholder proposal.

ADMISSION TICKET

US AIRWAYS
US Airways Group, Inc.
2007 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 15, 2007
9:30 a.m. Eastern Standard Time
Radisson Plaza – Warwick Hotel Philadelphia
1701 Locust Street
Philadelphia, P.A. 19103
This admission ticket admits only the named stockholder.

Directions to the Radisson Plaza – Warwick Hotel Philadelphia:

From New York and Northern New Jersey
•	Take the New Jersey Turnpike to Exit 4.

•	Take Route 73 North to the Betsy Ross Bridge.

•	Cross the bridge and look for signs to 1-95 South to Central Philadelphia.

•	From I-95 look for signs to Central Philadelphia (676 West).

•	Follow 676 West to the Broad Street Exit which will bring you to 15th Street.

•	Follow 15th Street to Walnut Street.

•	Turn right onto Walnut Street and go to 17th Street.

•	Turn left onto 17th Street.

•	Hotel is halfway down the block on the right hand side.
From Southern New Jersey, Atlantic City and Shore Points
•	Take the Atlantic City Expressway to the Walt Whitman Bridge.

•	Go over the bridge to 76 West.

•	Take 76 West to the South Street Exit which will be on your left.

•	Come up the ramp to the traffic light and turn right onto South Street.

•	Take South Street to 16th Street and turn left onto 16th.

•	Continue on 16th to Walnut Street and make a left.

•	Go to 17th and turn left.

•	Hotel is halfway down the block on the right hand side.
From Washington, D.C. and Delaware
•	Take 1-95 North to the Central Philadelphia Exit (676 West).

•	Follow 676 West to the Broad Street Exit which will bring you to 15th Street.

•	Follow 15th Street to Walnut Street.

•	Turn right onto Walnut Street and go to 17th Street.

•	Turn left onto 17th Street.

•	Hotel is halfway down the block on the right hand side.
From Philadelphia International Airport
•	Take 76 West to the South Street Exit which will be on your left.

•	Come up the ramp to the traffic light and turn right onto South Street.

•	Take South Street to 16th Street and turn left onto 16th.

•	Continue on 16th to Walnut Street and make a left.

•	Go to 17th and turn left.

•	Hotel is halfway down the block on the right hand side.

For parking: On 17th street you will see a diner on the left hand side – Little Pete’s/Chancellor Street. Make a left onto Chancellor (directly across the street is the hotel) and you will see a parking garage on your right hand side.
Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

PROXY – US AIRWAYS GROUP, INC.

111 West Rio Salado Parkway
Tempe, Arizona 85281
Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 15, 2007.
The undersigned hereby appoints W. Douglas Parker and Janet Dhillon, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of US Airways Group, Inc. that the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of US Airways Group, Inc., to be held at the Radisson Plaza – Warwick Hotel Philadelphia, 1701 Locust Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 15, 2007, at 9:30 a.m., local time, and at any adjournment or postponement thereof.
YOUR PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3 IF YOU DO NOT STATE OTHERWISE. ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY.
YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE ANNUAL MEETING.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the internet must be received by 1:00 a.m., central time, on May 15, 2007.
THANK YOU FOR VOTING
Please refer to the reverse side for telephone and internet voting instructions
   (Continued and to be voted on reverse side.)

\

US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, AZ 85281
TELEPHONE AND INTERNET VOTING INSTRUCTIONS
You can vote by telephone or Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by US Airways Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to US Airways Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Annual Meeting Proxy Card

 A   Election of Directors
   The Board of Directors recommends a vote for Proposal 1.

1.	Nominees to hold office until the 2010 Annual Meeting:
01 – Denise M. O’Leary 02 – George M. Philip 03 – J. Steven Whisler	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
 B   Ratification of Independent Registered Public Accounting Firm
   The Board of Directors recommends a vote for Proposal 2.

		For	Against	Abstain
2.	Ratify the appointment of KPMG LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐
 C   Stockholder Proposal
   The Board of Directors Recommends a Vote Against Proposal 3.

		For	Against	Abstain
3.	Stockholder proposal relating to disclosure of political contributions.	☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

 D   AUTHORIZED SIGNATURES – Sign Here – This section must be completed for your instructions to be executed.
Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [Please sign within box]	Date	Signature (Joint Owners)	Date